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As filed with the Securities and Exchange Commission on August 24, 2005

Registration No. 333-106529

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIRECTV HOLDINGS LLC
DIRECTV FINANCING CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

DIRECTV Holdings LLC—DELAWARE DIRECTV Financing Co., Inc.—DELAWARE (Primary State or Other Jurisdiction of Incorporation or Organization)	4841 4841 (I.R.S. Employer Standard Industrial Classification Code No.)	25-1902628 59-3772785 (I.R.S. Employer Identification Number)

2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000
(Name, address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Larry D. Hunter, Esq.
Executive Vice President,
General Counsel and Secretary
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

See Table of Additional Registrants Below

Copies to:
Michael E. Lubowitz, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

6 3/8% Senior Notes due 2015	$1,000,000,000	100%	$1,000,000,000	$117,700.00

Guarantees of 6 3/8% Senior Notes due 2015	—	—	—	—(2)

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)
The Additional Registrants will guarantee the payment of the 6 3/8% Senior Notes due 2015. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants(1)(2)

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
DIRECTV Customer Services, Inc.	Delaware	95-4738537
DIRECTV, Inc.	California	95-4321465
DIRECTV Enterprises, LLC	Delaware	95-4511942
DIRECTV Home Services, LLC	Delaware	56-2466781
DIRECTV Merchandising, Inc.	Delaware	95-4523782
DIRECTV Operations, LLC	California	95-4511940
DIRECTV Programming Holdings I, Inc.	Delaware	20-2574763
DIRECTV Programming Holdings II, Inc.	Delaware	20-2574821
LABC Productions, Inc.	California	20-2582715

(1)
The address and telephone number for each of the Additional Registrants, other than DIRECTV Customer Services, Inc., is 2230 East Imperial Highway, El Segundo, California 90245, (310) 964-5000. The address and telephone number for DIRECTV Customer Services, Inc. is 5800 N. Meeker Avenue, Boise, Idaho 83704, (208) 363-6000.

(2)
The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is Larry D. Hunter, Esq., c/o DIRECTV Holdings LLC, 2230 East Imperial Highway, El Segundo, California 90245, (310) 964-5000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2005

PROSPECTUS

$1,000,000,000
DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.
OFFER TO EXCHANGE ALL OUTSTANDING
6 3/8% Senior Notes Due 2015
FOR NEWLY-ISSUED, REGISTERED
6 3/8% Senior Notes Due 2015

        We are offering to exchange our outstanding notes described above for the new, registered notes described above. The terms of the new notes are identical in all material respects to the terms of the outstanding notes to be exchanged, except for certain transfer restrictions, registration rights and additional interest payment provisions relating to the outstanding notes. In this document, we refer to our outstanding notes as the "original notes" and our new notes as the "registered notes." Any reference to "notes" in this prospectus refers to the original notes and the registered notes, unless the context requires a different interpretation.

Material Terms of the Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended.

  •
  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer; all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

  •
  All original notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  We will not receive any cash proceeds from the exchange offer.

        Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Consider carefully the "Risk Factors" beginning on page 18 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August    , 2005

i

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. We also have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the Commission's Public Reading Room located at 100F Street, NE, Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the Commission.

        We are "incorporating by reference" the documents listed below that we have filed with the Commission, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  2.
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

  3.
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005; and

  4.
  Our Current Reports on Form 8-K filed with the Commission on April 19, 2005, June 14, 2005, and June 20, 2005.

        In addition, any of our future filings with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act until this offering is completed will be deemed incorporated by reference into this prospectus; provided that the prospectus will not incorporate any information we may furnish to the Commission under Item 2.02 or Item 7.01 of Form 8-K.

        You can obtain copies of the documents incorporated by reference in the prospectus without charge through our website (www.directv.com) as soon as reasonably practicable after we electronically file the material with the Commission, or by requesting them in writing or by telephone at the following address:

    DIRECTV Holdings LLC
    DIRECTV Financing Co., Inc.
    2230 East Imperial Highway
    El Segundo, California 90245
    Tel: (310) 964-5000

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You should rely only upon the information provided, or incorporated by reference, in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates specified in this prospectus.

INDUSTRY AND MARKET DATA

        In this prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This prospectus contains certain statements that we believe are, or may be considered to be, "forward-looking statements," within the meaning of various provisions of the Securities Act and of the Exchange Act. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "estimate," "expect," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, among others, the following: we compete with other multi-channel video programming distributors, or MVPDs, some of whom have greater resources and increasing levels of competition could materially adversely affect our ability to increase earnings; we are subject to numerous contractual constraints on our ability to raise additional debt; we depend on the Communications Act for access to cable-affiliated programming and changes impacting that access could materially adversely affect us; regulatory carriage requirements may negatively affect our ability to deliver local broadcast stations, as well as other aspects of our business; loss of Federal Communications Commission, or FCC, licenses and other regulatory approvals critical to our business could materially adversely affect us; we depend on others to produce programming and if the costs of such programming increase more than anticipated, it could materially adversely affect our financial performance; higher than anticipated subscriber acquisition costs could materially adversely affect our financial performance; higher than anticipated subscriber churn or subscriber upgrade or retention costs could materially adversely affect our financial performance; satellite programming signals have been stolen and may be stolen in the future, which could result in lost revenues and would cause us to incur incremental operating costs; construction or launch delays on satellites could materially adversely affect our revenues and earnings; our satellites are subject to significant launch and operational risks which could materially adversely impact our ability to provide our service; if the cost of commercial insurance coverage on our satellites is too high, we may forego insurance coverage and the loss of a satellite that is not insured could materially adversely affect our earnings; to remain competitive, we must keep pace with technological developments and our ability to do so is uncertain; failure to protect necessary intellectual property we own, dependence on third party intellectual property or inadvertent infringement of patents and proprietary rights of others could materially adversely affect our ability to provide service or result in significant liability; weaknesses in the U.S. economy may harm our business; future acquisitions, strategic partnerships and divestitures may involve additional uncertainties; we are party to various lawsuits, which are subject to uncertainties and for which the outcome cannot be predicted with assurance; and we may face other risks described from time to time in periodic reports filed by us with the Commission.

        We urge you to consider these factors carefully in evaluating forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances. You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 18.

        We own or have rights to use various copyrights, trademarks, service marks and trade names used in our business. These include the United States registered marks DIRECTV®, the Cyclone Design logo, DIRECT TICKET®, DIRECTV HOME SERVICES®, DIRECTV-The Guide®, OPCIÓN ULTRA ESPECIAL® and TOTAL CHOICE®, and, to the best of our knowledge, the unregistered marks DIRECTV PARA TODOS™, DIRECTV INTERACTIVE™, OPCIÓN EXTRA ESPECIAL™ and OPCIÓN PREMIER™. This prospectus also includes copyrights, trademarks, service marks and trade names of other companies.

PROSPECTUS SUMMARY

        In this prospectus, "we," "our" and "us" refer to DIRECTV Holdings LLC and its subsidiaries, unless the context indicates a different meaning. "DTV" refers to The DIRECTV Group, Inc., our parent corporation. This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and you should read the documents incorporated by reference into this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 1, 2005, which we refer to as our "Form 10-K," and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005 filed with the Commission on August 5, 2005 and May 5, 2005, respectively, which we refer to as our "Form 10-Qs," before making an investment decision.

Our Business

        We are the largest provider of direct-to-home, or DTH, digital television services and the second largest MVPD provider in the United States, in each case based on the number of subscribers. We provide our customers with access to hundreds of channels of digital-quality video pictures and CD-quality sound programming that are transmitted directly to our customers' homes or businesses via high-powered geosynchronous satellites. As of June 30, 2005, we had approximately 14.7 million subscribers and for the fiscal year ended December 31, 2004, we generated revenues of $9.8 billion and had Operating Profit Before Depreciation and Amortization (as defined in "Summary Historical Consolidated Financial and Other Data") of $583.1 million. We generated revenues of $5.8 billion and had Operating Profit Before Depreciation and Amortization of $720.2 million for the six months ended June 30, 2005.

        We believe we provide one of the most extensive collections of programming available in the MVPD industry. We currently distribute to our customers more than 1,200 digital video and audio channels, including about 130 basic entertainment channels, 31 premium movie channels, over 35 regional and specialty sports networks, an aggregate of over 1,000 local channels, over 50 Spanish and other foreign language special interest channels, up to 55 pay-per-view movie and event choices and eight national high-definition television, or HDTV, channels as well as network high-definition programming in certain local markets. Although we distribute over 1,000 local channels, a customer generally receives only the local channels in the customer's home market. We currently provide local channel coverage to approximately 133 markets, or about 92% of U.S. television households.

        We also provide premium professional and collegiate sports programming such as the NFL SUNDAY TICKET™ package, which allows subscribers to view the biggest selection of NFL games available each Sunday during the regular season. Under our contract with the NFL, we have exclusive rights to provide this service through 2010, including rights to provide related high-definition and interactive services.

        To subscribe to our service, customers acquire receiving equipment from us or through one of our national retailers as well as independent satellite television retailers, dealers and regional Bell operating companies, or RBOCs. The receiving equipment consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control, which we refer to as a "DIRECTV System." After acquiring and installing a DIRECTV System, customers activate our service by calling us and subscribing to one of our programming packages.

Our Key Strengths

        Our business is characterized by the following key strengths:

  •
  large subscriber base;

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  leading brand name;

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  high-quality digital picture and sound;

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  substantial channel capacity and programming content;

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  superior customer service;

  •
  valuable orbital slots and satellite-based technology; and

  •
  association with a leading global media company, News Corporation.

        In addition, our satellite-based service provides us with many advantages over ground-based cable television services, including the ability to distribute hundreds of channels to millions of recipients nationwide with minimal incremental infrastructure cost per additional subscriber, comprehensive coverage to areas with low population density in the United States and the ability to quickly introduce new services to a large number of customers.

Our Business Strategy

        Our overall goal is to provide customers with the best television experience in the United States. Our strategy focuses on offering our customers differentiated and exclusive content, attaining leadership in technology and enhancing our sales and marketing, distribution and customer service.

  •
  Offer Differentiated and Exclusive Content.  To fulfill our goal, we believe we must have the most extensive collection of valuable programming services available. We will improve our programming service by expanding our HDTV programming, introducing new interactive services, continuing to distribute local channel programming to additional markets, enhancing our new electronic program guide and expanding our international programming. For example, in November 2004, we announced an agreement with the National Football League to extend our exclusive rights to carry the NFL SUNDAY TICKET package through the 2010 season. In addition, we gained the right to develop and significantly expand the package and expect to introduce innovative new features, interactive services and expanded programming for NFL SUNDAY TICKET subscribers.

  •
  Expand HDTV Programming.  We launched our DIRECTV® HD programming package on July 1, 2003, and currently offer eight national HDTV channels as well as network HDTV programming from FOX, ABC, CBS and NBC in their owned and operated markets as well as over a hundred NFL games through our NFL SUNDAY TICKET SuperFan package. In September 2004, we announced plans to launch four new satellites that will provide us with the capacity to offer greatly expanded HDTV programming, including local HDTV programming. The first two of these satellites, SPACEWAY 1 and SPACEWAY 2, will have capacity to provide local HDTV programming to over half of U.S. television households. SPACEWAY 1 was launched in April 2005 and SPACEWAY 2 is expected to launch in the second half of 2005. The next two satellites, DIRECTV 10 and DIRECTV 11, are expected to launch in 2007. In total, these four new satellites are expected to be capable of broadcasting more than 1,500 local and 150 national high-definition channels to all U.S. television households, although a customer receiving local high-definition channels will generally only receive such channels in the customer's home market.

    •
    Introduce New Enhanced and Interactive Services.  We believe that enhanced and interactive services will become an important part of the DIRECTV customer experience. For example, earlier this year, we launched three new DIRECTV Mix Channels (one each for news, sports and kids) that enable customers to view up to six live channels in each genre all on one screen. Further, we now offer DIRECTV Active™ which offers services such as local weather information and a variety of other interactive services. We have also recently introduced the NFL Sunday Ticket SuperFan, a new premium tier that offers interactive channels and other features. In addition, we are developing services that will use the digital video recorder, or DVR, to provide content-on-demand services.

    •
    Expand Local Channel Service.  Over the last several years, expanded local channel service has been a significant driver of our growth. In general, we attain greater subscriber growth, lower churn and higher average monthly revenue per subscriber, or ARPU, in those markets where we deliver local channels to subscribers. We currently offer local channels in approximately 133 markets with over 100 million television households representing about 92% of all U.S. television households.

    •
    Enhanced Electronic Program Guide.  We believe it is essential for customers to be able to navigate easily through the hundreds of channels that we offer. In 2004, we introduced an improved on-screen electronic program guide with enhanced features for viewing, navigating and searching for programs. We intend to continue to improve the electronic program guide by periodically downloading (through our satellites) software enhancements.

    •
    Expand International Programming.  We plan to continue to expand our international programming because we believe there is a large underserved market for these services in the United States. Since the beginning of 2004, we have added over 25 new international channels and now offer over 60 international channels. In addition, we significantly enhanced our DIRECTV PARA TODOS® service by adding new exclusive channels and introducing more compelling programming packages. We currently offer a mix of international programming featuring Spanish, Filipino, South Asian, Vietnamese, Chinese and Italian language programming.

  •
  Technology Leadership.  We believe that technological leadership will be important to our ability to introduce services that are also easy to use and customer-friendly and also reduce costs. We believe that advancements in our technology will lead to more standardized set-top receivers, enhanced DVRs, expanded high-definition programming, a whole-house entertainment solution, improved channel compression and reduced signal theft.

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  Standardize Set-top Receivers and Remote Controls.  We believe that a standardized set-top receiver and remote control is an important contributor to customer satisfaction. In 2004, authorized manufacturers of DIRECTV equipment began migrating to a new standardized specification that we designed to improve the overall DIRECTV customer experience. Under this new strategy, the DIRECTV brand is the prominent brand on all DIRECTV equipment, replacing the various consumer electronics brand names historically shown on DIRECTV equipment. In addition, by incorporating a common technology standard into the design and manufacture of the DIRECTV set-top receivers along with other efficiencies, we believe we can drive manufacturing costs lower while bringing newly-developed or enhanced features and functionality to market more quickly.

  •
  Enhance Digital Video Recorders.  A cornerstone of our strategy is to use set-top receivers that incorporate DVR technology. These products digitally record television programs without videotape and allow customers to pause and rewind live television, create their own television programming lineups based on personal preferences and watch one live program while simultaneously recording another. Beginning in the fourth quarter of 2005, we intend to offer new DVRs using technology from a third party that provides us the capability to offer additional interactive services and provide significantly more storage capacity for our customers.

    •
    Introduce DIRECTV Home Media Center.  We plan to introduce the DIRECTV Home Media Center in 2006. This whole-house entertainment solution will allow our customers to access content, which is expected to include digitally-recorded video, digital photos and digital music, seamlessly from all television sets in a household. The DIRECTV Home Media Center, which will have the most technologically-advanced DIRECTV receiver developed, will provide DVR functionality and support high-definition and standard-definition video signals.

    •
    Improve Channel Compression.  We, along with several technology partners, are developing advanced transmission and video compression capabilities to help us significantly expand all of our standard and high-definition video offerings by allowing us to provide more channels using the same transponder capacity.

    •
    Reduce Signal Theft.  We have undertaken and will continue to undertake various initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. To help combat signal theft, we are providing our customers with more advanced access cards that we believe significantly enhance the security of the DIRECTV signal. In addition, we continue to seek out and prosecute signal thieves with our own internal efforts and with the support of local, state and federal law enforcement agencies.

  •
  Enhanced Sales and Marketing, Distribution and Customer Service.  We also intend to drive subscriber growth by continuing to expand our distribution while improving our sales and marketing along with customer service.

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  Expand Distribution.  While we expect to maintain our strong relationships with our core retailers and dealers, we also will continue to develop and strengthen our direct sales channels and strategic marketing alliances with RBOCs, such as BellSouth, Verizon and Qwest and other telephone service providers. In addition, we have improved our sales and distribution in the former National Rural Telecommunications Cooperative, or NRTC, territories as a result of our purchase of the NRTC distribution rights in the second half of 2004.

  •
  Enhance Sales and Marketing.  We expect to achieve continued strong subscriber growth through aggressive marketing and promotion that will exploit the strength of the DIRECTV brand. At the same time, we are focused on requiring new subscribers to meet certain minimum credit requirements.

  •
  Improve Customer Service.  We expect to continue to focus on improving customer service in 2005. By selectively in-sourcing specific customer service functions, we plan to assume more accountability and control of our customers' experiences. For example, in the second half of 2004, we opened two new owned and operated customer call centers. In 2005, we plan to continue to enhance telephone-based and web-based self-care capabilities. These additions are expected to enhance customer convenience and heighten overall customer service.

Certain Relationships and Related-Party Transactions

        The DIRECTV Group and affiliates.    We enter into related-party transactions with DTV and certain of its affiliates as part of normal operations. We provide accounting and administrative services to DTV and certain of its affiliates, receive an allocation of employee benefit expenses from DTV and have entered into an intellectual property license agreement with DTV. In addition, from time to time, we have borrowed amounts and received capital contributions from DTV.

        During 2004, DTV contributed certain assets to us that included two satellites, SPACEWAY 1 and SPACEWAY 2, and the related ground segment equipment, and goodwill that resulted from the 1997 repurchase of our stock from a third party. We recorded these transactions in 2004 as a capital contribution in the amount of $431.8 million.

        During the first quarter of 2005, DTV contributed to us SPACEWAY satellite assets at its cost in the amount of $24.0 million, which we recorded as a capital contribution. In addition, see "Recent Developments" below for a further discussion of the $538.3 million capital contribution received from DTV during the second quarter of 2005.

        News Corporation and affiliates.    News Corporation holds approximately 33.9% of the shares of DTV's common stock. News Corporation is a diversified international media and entertainment holding company with operations, conducted through its affiliates, in eight industry segments. In addition to direct broadcast satellite television, these operations include filmed entertainment television, cable network programming, magazines and inserts, newspapers and book publishing. News Corporation and its other affiliates may compete with us with respect to viewers, advertising and programming distribution, among other things. In addition, we purchase products and services from various affiliates of News Corporation, including system access cards, set-top receiver software and support services, rights to distribute television programming, subscription services, broadcast engineering services and television advertising and may take advantage of additional strategic and contractual opportunities with these and other News Corporation affiliates in the future. Pursuant to the certificate of incorporation and bylaws of DTV, these transactions are currently subject to the approval of the audit committee of the Board of Directors of DTV which is comprised entirely of independent directors.

        Effective March 1, 2004, NDS Limited, or NDS, a subsidiary of News Corporation, became the exclusive provider of our conditional access products and services, including system access cards, a key component of the access security system in our set-top receivers. NDS is responsible for developing and periodically replacing system access cards during the term of our agreement with them.

Recent Developments

        Original Note Offering.    In June 2005, we issued and sold $1.0 billion aggregate principal amount of the original notes in the original note offering. A portion of the net proceeds from the original note offering were used to repay $500.0 million of borrowings under our senior secured credit facility. The remainder of the proceeds were retained by us for general corporate purposes.

        Senior Secured Credit Facility.    On April 13, 2005, we entered into a senior secured credit facility. See "Description of Other Indebtedness." We used a portion of the proceeds of the senior secured credit facility to repay outstanding indebtedness under our prior credit facility, to repay $875 million of intercompany indebtedness owed to DTV and to pay related financing costs and accrued interest.

        Partial Redemption of Existing Senior Notes.    We issued a notice of redemption simultaneously with the closing of the senior secured credit facility relating to a redemption of 35%, or $490.0 million, of the aggregate principal amount of our outstanding 8 3/8% senior notes due 2013 at a redemption price of 108.375%, plus accrued interest to the date of the redemption or a total payment of $538.3 million. We refer to the remaining outstanding 8 3/8% senior notes due 2013 in this prospectus as the "existing notes" and the redemption of the existing notes as the "Redemption." On April 13, 2005, we received a $538.3 million cash capital contribution (which we refer to in this prospectus as the "Equity Investment") from DTV, which we used to complete the Redemption on May 19, 2005.

        We refer to the entering into of the senior secured credit facility and the use of proceeds therefrom, the Equity Investment, and the Redemption collectively in this prospectus as the "Refinancing Transactions."

Our Executive Offices

        Our principal executive offices are located at 2230 East Imperial Highway, El Segundo, California 90245, and our telephone number at that address is (310) 964-5000. Our executive offices in New York are located at 1211 Avenue of the Americas, 6th Floor, New York, New York 10036, and our telephone number at that address is (212) 462-5000. Our web site is located at http://www.directv.com. The information on our web site is not part of this prospectus.

Summary of the Terms of the Exchange Offer

        On June 15, 2005, we issued $1.0 billion in aggregate principal amount of our original notes in a private placement. We entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your original notes in the exchange offer for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

Registration Rights Agreement	You are entitled under the registration rights agreement governing your original notes to exchange your original notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

If you would not receive freely tradable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your original notes registered under the Securities Act, the registration rights agreement governing your original notes requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit. See "The Exchange Offer—Procedures for Tendering."
The Exchange Offer
We are offering to exchange $1,000 principal amount of our 6 3/8% Senior Notes due 2015, which have been registered under the Securities Act, for each $1,000 principal amount of our 6 3/8% Senior Notes due 2015 that were issued on June 15, 2005 and have not been so registered.
In order to be exchanged, original notes must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.
As of this date, there are $1.0 billion aggregate principal amount of our unregistered 6 3/8% Senior Notes due 2015 outstanding.
We will issue the registered notes promptly after the expiration of the exchange offer.
Resales of the Registered Notes
We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:
(1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2)
at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;
(3)	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;
(4)	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;
(5)
if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and
(6)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any original notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those registered notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those registered notes.

Exchange Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond , 2005. We refer to this date, as it may be extended, as the expiration date.
Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:
	(1)	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;
	(2)	no injunction, order or decree shall have been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;
	(3)	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;
	(4)	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer;
	(5)	there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and
	(6)	that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.
See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes Held in the Form of Book-Entry Interests	The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the original notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.
If you are a holder of an original note held in the form of a book-entry interest and you wish to tender your original note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•
a timely confirmation of book-entry transfer of your original notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or
•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:
•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;
•
at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;
•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;
•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;
•
if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and
•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Procedures for Tendering Certificated Original Notes
If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See "Description of the Registered Notes—Form of Registered Notes." No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Original Notes."
Special Procedures for Beneficial Owner
If you are the beneficial owner of original notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your original notes, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your original notes and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the person in whose name your original notes are registered. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders."
Guaranteed Delivery Procedures	If you wish to tender your original notes and:
(1) they are not immediately available;
(2) time will not permit your original notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
(3) you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your original notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."

Acceptance of Original Notes and Delivery of Registered Notes
Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all original notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Withdrawal
You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any original notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange
If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your original notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
Federal Income Tax Consequences	The exchange of original notes for registered notes should not be a taxable event for federal income tax purposes. See "Certain Material U.S. Federal Income Tax Considerations."

Summary of the Terms of the Registered Notes

        The following summary contains basic information about the registered notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the registered notes, please refer to the section of this prospectus entitled "Description of the Registered Notes." As used in this summary of the offering, the terms "we," "us" and "our" refer only to DIRECTV Holdings LLC and not to any of its subsidiaries and the term "co-issuer" refers to DIRECTV Financing Co., Inc.

Issuers	DIRECTV Holdings LLC and DIRECTV Financing Co., Inc.
Securities Offered	$1,000,000,000 in principal amount of 6 3/8% Senior Notes due 2015.
Maturity	June 15, 2015.
Interest Payment Dates
June 15 and December 15 of each year, beginning on December 15, 2005. Interest will accrue (A) from the later of (x) the last interest payment date on which interest was paid on the original notes surrendered for exchange and (y) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the original notes, from the issue date of the original notes.
Guarantees	The registered notes will be guaranteed by all of our existing and certain of our future domestic subsidiaries (other than the co-issuer) on a senior unsecured basis.
Ranking	The registered notes will be our and the co-issuer's unsecured senior obligations and will:
•
rank equally with all of our and the co-issuer's existing and future senior indebtedness, including indebtedness under our senior secured credit facility and our and the co-issuer's existing senior notes;
• rank senior to all of our and the co-issuer's future subordinated indebtedness, if any;
•
be effectively subordinated to all of our and the co-issuer's existing and future secured obligations to the extent of the value of the assets securing such obligations, including indebtedness under our senior secured credit facility; and
• be effectively subordinated to all indebtedness of our non-guarantor subsidiaries.
Similarly, the guarantees by our subsidiaries will:
• rank equally with all of the existing and future senior indebtedness of such subsidiaries, including the guarantees under our senior secured credit facility and our existing senior notes;

	•	rank senior to all future subordinated indebtedness of such subsidiaries, if any; and
•
be effectively subordinated to all existing and future secured obligations of such subsidiaries to the extent of the value of the assets securing such obligations, including the guarantees under our senior secured credit facility.

As of June 30, 2005, after giving effect to the original note offering and the Refinancing Transactions, the notes and the subsidiary guarantees would have been effectively subordinated to $1,500.0 million of senior secured indebtedness, excluding $500.0 million of additional borrowing capacity available under the revolving portion of our senior secured credit facility.
Optional Redemption
We may redeem some or all of the registered notes at any time prior to June 15, 2010 by paying a "make whole" premium and at any time thereafter at stated redemption prices, in each case plus accrued and unpaid interest to the date of redemption. We may also redeem up to 35% of the aggregate principal amount of the registered notes using the proceeds of certain equity offerings at any time prior to June 15, 2008. The redemption prices are described under "Description of the Registered Notes—Optional Redemption."
Change of Control
If we experience specific kinds of changes of control accompanied by a Rating Decline, we will be required to make an offer to purchase the registered notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See "Description of the Registered Notes—Change of Control and Rating Decline."
Certain Covenants	The indenture governing the registered notes restricts our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional indebtedness;
	•	make certain distributions, investments and other restricted payments;
	•	create certain liens;
	•	enter into transactions with affiliates;
	•	merge, consolidate or sell substantially all of our assets;
	•	issue equity securities; and
	•	sell assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of the Registered Notes."

Covenant Termination
Effective as of the first date on which the registered notes are rated investment grade by both Rating Agencies (as defined under "Description of the Registered Notes—Certain Definitions"), and notwithstanding that the registered notes may cease to be so rated, we and our subsidiaries will not be subject to certain of the foregoing covenants. See "Description of the Registered Notes—Certain Covenants—Termination of Covenants."
Registration Rights; Liquidated Damages
In connection with the offering of the original notes, we granted registration rights to the holders of the original notes. We agreed to consummate an offer to exchange the original notes for the related series of registered notes and take other actions in connection with the exchange offer by the date specified in the registration rights agreement. In addition, under some circumstances, we agreed to provide shelf registration statements to cover resales of the original notes. If we fail to take these actions with respect to the original notes by the dates specified in the registration rights agreement, we will pay liquidated damages to each holder of the original notes until all registration defaults have been cured. See "Description of the Registered Notes—Principal, Maturity and Interest."
Form of Registered Notes
The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with The Bank of New York for the benefit of DTC. You will not receive registered notes in certificate form unless one of the events set forth under the heading "Description of the Registered Notes—Form of Registered Notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.
Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.
Risk Factors	See "Risk Factors" for a discussion of certain factors that you should carefully consider before investing in the registered notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        You should read the following financial information and the information under "Selected Historical Consolidated Financial Data" together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements in our Form 10-K and Form 10-Qs, all of which are incorporated by reference into this prospectus.

        The following tables present our summary consolidated statements of operations and other data for the years ended December 31, 2002, 2003 and 2004, for the six months ended June 30, 2004 and 2005, and our consolidated balance sheet data as of June 30, 2005. The consolidated statements of operations data for the years ended December 31, 2002, 2003, and 2004 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2004 and 2005, and the consolidated balance sheet data as of June 30, 2005 have been derived from our unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, for a fair presentation of the financial condition and results of operations for those periods. The unaudited consolidated financial statements and notes thereto as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 are incorporated by reference in this prospectus. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations that may be expected for the full year ended December 31, 2005.

	Years Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(dollars in millions, except per subscriber data)
Consolidated Statements of Operations Data:
Revenues	$6,444.6	$7,695.6	$9,763.9	$4,297.7	$5,761.3
Total Operating Costs and Expenses	6,195.9	7,236.8	9,742.0	4,213.0	5,389.7
Operating Profit	248.7	458.8	21.9	84.7	371.6
Income (Loss) before cumulative effect of accounting change	135.8	164.3	(108.9)	(5.3)	120.7
Net Income (Loss)(1)	135.8	164.3	(420.4)	(316.8)	120.7
Other Data:
Operating Profit Before Depreciation and Amortization(2)	$654.3	$955.8	$583.1	$320.2	$720.2
Net cash flows provided by operating activities	154.5	786.7	424.5	205.6	494.5
Net cash flows used in investing activities	(159.3)	(388.4)	(1,665.1)	(275.9)	(343.9)
Net cash flows provided by (used in) financing activities	4.2	2.6	859.4	(215.1)	628.9
Capital expenditures	379.4	389.0	671.5	279.2	343.9
Subscriber acquisition costs	1,522.8	1,783.5	2,644.9	1,195.3	1,367.8
Subscriber Data:
Total number of subscribers (000's)(3)	11,176	12,212	13,940	13,040	14,670
Average monthly revenue per subscriber (ARPU)(4)	$59.77	$63.92	$66.95	$64.31	$66.91
Average monthly subscriber churn %(5)	1.63%	1.55%	1.59%	1.46%	1.59%
Average subscriber acquisition costs—per subscriber (SAC)(6)	$542	$593	$643	$644	$651

As of June 30, 2005
(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$814.0
Total current assets	$2,165.1
Total assets	$9,858.8
Long-term debt, including current portion	$3,413.3
Total owner's equity	$3,075.1

(1)
Effective January 1, 2004, we changed our method of accounting for subscriber acquisition, upgrade and retention costs. Previously, we deferred a portion of these costs, equal to the amount of profit to be earned from the subscriber, typically over the 12 month subscriber contract, and amortized the deferred amounts to expense over the contract period. We now expense all subscriber acquisition, upgrade and retention costs as incurred as subscribers activate the DIRECTV service. We determined that expensing such costs was preferable to our prior accounting method after considering the accounting practices of our competitors and companies within similar industries and the added clarity and ease of understanding our reported results for investors. As a result of this change, we expensed the total of the deferred costs, which amounted to $503.9 million ($311.5 million, net of taxes), as a cumulative effect of accounting change on January 1, 2004.

(2)
We calculate Operating Profit Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, by adding amounts under the caption "Depreciation and amortization expense" to "Operating Profit," as presented in the consolidated statements of operations. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and DTV use Operating Profit Before Depreciation and Amortization to evaluate our operating performance and to allocate resources and capital. We also use this metric as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and DTV separately measure and budget for capital expenditures and business acquisitions.

  We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

  You should not consider Operating Profit Before Depreciation and Amortization as an alternative to GAAP measures such as net income or operating profit. Operating Profit Before Depreciation and Amortization is not an indication of our operating performance or a measure of our liquidity. In addition, because Operating Profit Before Depreciation and Amortization is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

  A reconciliation of Operating Profit to Operating Profit Before Depreciation and Amortization follows:

	Years Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(dollars in millions)
Operating Profit	$248.7	$458.8	$21.9	$84.7	$371.6
Depreciation and amortization expense	405.6	497.0	561.2	235.5	348.6

Operating Profit Before Depreciation and Amortization	$654.3	$955.8	$583.1	$320.2	$720.2

(3)
The total number of DIRECTV subscribers represents the total number of subscribers actively subscribing to the DIRECTV service, including seasonal subscribers and subscribers who are in the process of relocating. We also include the subscribers of the NRTC members and affiliates, including Pegasus, for all periods prior to the completion of the NRTC and Pegasus transactions in the second and third quarters of 2004.

(4)
We calculate ARPU by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by DIRECTV average subscribers for the period, excluding the subscribers of the former NRTC members and affiliates prior to the NRTC and Pegasus transactions in the second and third quarters of 2004. We calculate average DIRECTV subscribers for the year and the period by adding the number of DIRECTV subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average DIRECTV subscribers for 2004 include the subscribers in the former NRTC and Pegasus territories using a daily weighted average from the dates we acquired the subscribers through December 31, 2004.

(5)
Average monthly subscriber churn represents the number of DIRECTV subscribers whose service is disconnected, expressed as a percentage of the average total number of DIRECTV subscribers. We calculate average monthly subscriber churn by dividing the average monthly number of our disconnected DIRECTV subscribers for the period (the subscribers disconnected during the period divided by the number of months in the period) by our average DIRECTV subscribers for the period. Average monthly churn includes the results from the former NRTC and Pegasus subscribers.

(6)
We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for a period (the sum of subscriber acquisition costs reported for third party customer acquisitions and direct customer acquisitions) by the number of gross new subscribers that we acquired through third parties and our direct customer acquisition program during the period, excluding the subscribers we acquired as part of the NRTC and Pegasus transactions in 2004.

RISK FACTORS

        An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The factors set forth below, however, are generally applicable to the original notes as well as the registered notes.

        If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected, the value of the notes could decline and you could lose some or all of your investment.

Risks Related to Our Business

We compete with other multi-channel video programming distributors which could materially adversely affect our ability to increase earnings.

        We compete in the MVPD industry against cable television and other land-based and satellite-based system operators with service offerings including video and audio programming, data and entertainment services and telephony service. Some of these competitors have greater financial, marketing and other resources than we do. Our ability to maintain or increase earnings will depend, in part, upon our ability to compete with these other operators.

        Some cable television operators have large, established customer bases and many cable operators have significant investments in, and access to, programming. According to the National Cable & Telecommunications Association, as of the end of 2004, 108 million of the 110 million U.S. television households, or 97%, are passed by cable. Of the 110 million U.S. television households, approximately 74 million, or 67%, were subscribers to cable at year end. Cable television operators have advantages relative to us, including or as a result of:

  •
  being the incumbent MVPD operator with an established customer base in the territories in which we compete;

  •
  bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, or with efficient two-way high-speed Internet access or telephone service on upgraded cable systems;

  •
  having greater bandwidth capacity to deliver programming or services beyond that which our satellite capacity currently allows; and

  •
  having the ability to provide certain local and other programming, including high-definition programming, in a larger number of geographic areas.

        In addition, cable television operators have grown their subscriber base through the acquisition of cable systems. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, RBOCs, and others may result in providers capable of offering bundled cable television and telecommunications services in competition with our services. Various RBOCs have also announced that they intend to deploy fiber optic lines directly to customers' homes or neighborhoods in order to deliver video services, which would compete with our services. It is uncertain whether we will be able to increase our satellite capacity, offer a significant level of new services in existing markets in which we compete or expand to additional markets as may be necessary to compete effectively.

        As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television or other MVPD operators in the future.

We depend on the Communications Act for access to cable-affiliated programming.

        We purchase a substantial percentage of our programming from programmers that are affiliated with cable system operators. Currently, under certain provisions of the Federal Communications Act of 1934, as amended, which we refer to in this prospectus as the Communications Act, governing access to programming, cable-affiliated programmers generally must sell and deliver their programming services to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Communications Act and the FCC rules also prohibit certain types of exclusive programming contracts involving programming from cable-affiliated programmers.

        Any change in the Communications Act or the FCC's rules that would permit programmers that are affiliated with cable system operators to refuse to provide such programming or to impose discriminatory terms or conditions could materially adversely affect our ability to acquire programming on a cost-effective basis, or at all. The Communications Act prohibitions on certain cable industry exclusive contracting practices with cable-affiliated programmers are scheduled to expire in October 2007 and may not be renewed or extended.

        In addition, certain cable providers have denied us and other multi-channel video programming distributors access to a limited number of channels created by programmers with which the cable providers are affiliated. The cable providers have asserted that they are not required to provide such programming due to the manner in which that programming is distributed, which they argue is not covered by the program access provisions of the Communications Act. Challenges to this interpretation of the Communications Act have not been successful, and we may continue to be precluded from obtaining a limited amount of programming that is created by entities affiliated with cable providers, which in turn could materially adversely affect our ability to compete in regions serviced by those cable providers.

Carriage requirements may negatively affect our ability to deliver local broadcast stations, as well as other aspects of our business.

        The Satellite Home Viewer Improvement Act, as amended by the Satellite Home Viewer Extension and Reauthorization Act of 2004, or SHVERA, generally permits satellite retransmission of distant network stations (those that originate outside of a satellite subscriber's local television market) to "unserved households" without obtaining authorization from the holders of copyrights in the individual programs carried by those stations, and regardless of many exclusivity rights asserted by local stations. A subscriber qualifies as an "unserved household" if he or she cannot receive, over the air, a signal of sufficient intensity from a local station affiliated with the same network, or falls into one of a few other very limited exceptions. As of December 2004, SHVERA further limits the satellite retransmission of distant signals by providing that, once a satellite operator commences retransmitting the analog or digital signals of a local network station (those that originate within a subscribers' local television market), it may no longer sign up new subscribers for, respectively, the distant analog or distant digital signals of network stations affiliated with the same network as the local network station. In implementing SHVERA, the FCC has required satellite carriers to delete certain programming, including sports programming, from the signals of certain distant stations. In addition, the FCC's interpretation, implementation and enforcement of other provisions of SHVERA, as well as judicial decisions interpreting and enforcing these laws, could hamper our ability to retransmit distant network and superstation signals, reduce the number of our existing or future customers that can qualify for receipt of these signals, impose costs on us in connection with the process of complying with the rules, or subject us to fines, monetary damages or injunctions. In addition, the FCC's sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system.

        SHVERA also allows satellite carriers to retransmit the signals of local broadcast stations in the stations' local markets (known as local-into-local carriage) without obtaining authorization from the holders of copyrights in the individual programs carried by those stations. In connection with this right, however, SHVERA imposes a must carry obligation that requires satellite carriers that choose to take advantage of the new statutory copyright license in a local market to carry upon request the signals of all television broadcast stations within that local market, subject to certain limited exceptions. The FCC has implemented SHVERA's must carry requirement and adopted further detailed must carry rules covering our carriage of both commercial and non-commercial broadcast television stations. These rules generally require us to carry all of the local broadcast stations requesting carriage in a timely and appropriate manner in markets in which we choose to retransmit the signals of local broadcast stations. We have limited capacity, and the projected number of markets in which we can deliver local broadcast programming will continue to be constrained because of the must carry requirement and may be reduced depending on the FCC's interpretation of its rules in pending and future rulemaking and complaint proceedings, as well as judicial decisions interpreting must carry requirements. For example, several parties have asked the FCC to reconsider its recent determination that the Communications Act does not require cable operators to carry both the analog and digital signals of broadcasters during the pendency of the transition to digital broadcast television, and does not require cable operators to carry multiple programming streams within a broadcaster's digital signal. The FCC could determine whether the Communications Act does impose such dual- and multicast-must-carry requirements on DBS operators in the context of this reconsideration, or in the context of another pending rulemaking. Moreover, SHVERA will require us to retransmit on a local-into-local basis the analog signals of all stations in Alaska and Hawaii (and possibly other "noncontiguous states") by December 2005, and to retransmit on a local-into-local basis the digital signals of all such stations by June 2007. Compliance with SHVERA's carriage obligations may mean that we may not be able to use capacity that could otherwise be used for new or additional national or local programming services.

        SHVERA also now permits satellite operators to retransmit signals of a broadcast television station to subscribers in communities outside of the station's local market where the station is nonetheless "significantly viewed." These provisions, however, contain numerous restrictions and notice requirements that, collectively, may serve to significantly diminish the number of communities in which we will be able to provide such retransmissions.

We depend on others to produce programming, and programming costs are increasing.

        We depend on third parties to provide us with programming services, including third parties who are our affiliates and third parties controlled by competitors. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and deliver it to our customers at competitive prices. Our programming agreements generally have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms, or at all, or these agreements may be cancelled prior to expiration of their original terms. If we are unable to renew any of these agreements or the other parties cancel the agreements, we may not be able to obtain substitute programming, and even if obtained such substitute programming may not be comparable in quality or cost to our existing programming.

        In addition, many of our programming agreements contain annual price increases. Also, when offering new programming, or upon expiration of existing contracts, programming suppliers have historically increased the rates they charge us for programming, increasing our costs. We expect this practice to continue. Increases in programming costs could cause us to increase the rates that we charge our customers, which could in turn cause customers to terminate their subscriptions or potential new customers to refrain from subscribing to our service. Furthermore, we may be unable to pass programming costs increases on to our customers, which could have a material adverse effect on our earnings or cash flow.

        The FCC recently adopted rules requiring us to negotiate in good faith with broadcast stations seeking carriage outside of the mandatory carriage regime described above. The rules for "retransmission consent" negotiations, which are similar to those that have applied to broadcast stations for years, require us to comply with certain indicia of good faith negotiation, as well as to demonstrate good faith under a "totality of the circumstances" test. Failure to comply with these rules could subject us to administrative sanctions and other penalties.

Increased subscriber acquisition costs could materially adversely affect our financial performance.

        We incur costs relating to customers acquired by us and customers acquired through third-parties. These costs are known as subscriber acquisition costs. For instance, we provide installation incentives to our retailers to enable them to offer standard professional installation as part of the customer's purchase of a DIRECTV® System. A DIRECTV System includes the receiving equipment which consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control. In addition, we pay commissions to retailers so they can offer a DIRECTV System at a lower cost to the consumer. Our subscriber acquisition costs may materially increase to the extent we continue or expand current sales promotion activities or introduce other more aggressive promotions, or due to increased competition. Any material increase in subscriber acquisition costs from current levels would negatively impact our earnings and could materially adversely affect our financial performance.

Increased subscriber churn or subscriber upgrade or retention costs could materially adversely affect our financial performance.

        Turnover of customers in the form of subscriber service cancellations, or churn, has a significant financial impact on the results of operations of any subscription television provider, including us, as does the cost of upgrading and retaining customers. Any increase in our upgrade and retention costs for our existing customers may adversely affect our financial performance or cause us to increase our subscription rates, which could increase churn. Churn may also increase due to factors beyond our control, including involuntary churn by subscribers who are unable to pay their monthly subscription fees, a slowing economy, significant signal theft, a maturing subscriber base and competitive offers. Any of the risks described in this prospectus that potentially has a material adverse impact on our cost or service quality or that could result in higher prices for our customers could also, in turn, cause an increase in churn and consequently have a material adverse effect on our earnings.

Satellite programming signals have been stolen and may be stolen in the future, which could result in lost revenues and would cause us to incur incremental operating costs that do not result in subscriber acquisition.

        The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe and are authorized to view it. The conditional access system uses, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent that conditional access technology. However, theft of cable and satellite programming has been widely reported, and the access or "smart" cards used in our conditional access system have been compromised in the past and could be further compromised in the future.

        We have undertaken various initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. To help combat signal theft, we are currently providing our customers with more advanced access cards that we believe significantly enhance the security of our signal. However, we cannot guarantee that the new card will prevent the theft of our satellite programming signals. Furthermore, there can be no assurance that we will succeed in developing the technology we need to effectively restrict or eliminate signal theft. If we cannot promptly correct a compromise of our conditional access technology, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected. In addition, our operating costs could increase if we attempt to implement additional measures to combat signal theft.

Construction delays on satellites could materially adversely affect our revenues and earnings.

        A key component of our business strategy is our ability to expand our offering of new programming and services, including increased local and high-definition programming. In order to accomplish this goal, we need to construct and launch new satellites. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, periodic unavailability of reliable launch opportunities, and delays in obtaining regulatory approvals. A significant delay in the future delivery of any satellite would materially adversely affect the use of the satellite and thus could materially adversely affect our anticipated revenues and earnings. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize a satellite authorization that is conditioned on timely construction and launch of the satellite.

Our satellites are subject to significant launch and operational risks.

        Satellites are subject to significant operational risks relating to launch and while in orbit. Launch risks include launch failure, incorrect orbital placement or improper commercial operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 30 months, and obtain other launch opportunities. The overall historical loss rate in our industry for all launches of commercial satellites in fixed orbits in the last five years is estimated to be 5% but may be higher. Any significant delays or failures in successfully launching and deploying our satellites could materially adversely affect our ability to generate revenues. While we have traditionally purchased insurance covering the launch and, in limited cases, operation of our satellites, such policies typically cover the loss of the satellite itself and not the business interruption or other associated direct and indirect costs.

        In-orbit risks include malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. We work closely with our satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of critical components in the satellites as well as having back up satellite capacity. However, we cannot assure you that we will not experience anomalies in the future, nor can we assure you that our backup satellite capacity will be sufficient for our business purposes. Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationships with our customers, as well as our ability to attract new customers for our services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or back up satellites and potentially reducing revenues if service is interrupted. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future. For a discussion of specific anomalies related to our satellite fleet, see "Item 1. Business—Infrastructure" in our Form 10-K which is incorporated by reference into this prospectus.

        Our ability to earn revenue also depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful life of a satellite, including, among other things:

  •
  the design;

  •
  the quality of its construction;

  •
  the durability of its component parts;

  •
  any required movement, temporary or permanent, of the satellite;

  •
  the ability to continue to maintain proper orbit and control over the satellite's functions; and

  •
  the remaining on-board fuel following orbit insertion.

        Generally, the minimum design life of the satellites in our fleet is 12 years. The actual useful lives of the satellites may, however, be shorter, in some cases significantly. Our operating results could be adversely affected if the useful life of any of our satellites were significantly shorter than 12 years.

        In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. In the event of a complete satellite failure, our services provided via that satellite could be unavailable for several days or longer while its backup in-orbit satellites are repositioned and services are moved. We are not insured for any resultant lost revenues. The use of backup satellite capacity for our programming may require us to discontinue some programming services due to potentially reduced capacity on the backup satellite. Any relocation of our satellites would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. Such FCC approval may not be obtained.

The cost of obtaining commercial insurance coverage on certain of our satellites, or the loss of a satellite that is not insured, could materially adversely affect our earnings.

        We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. When insurance is obtained, it generally covers the unamortized book value of covered satellites. Although the insurance generally does not compensate for business interruption or loss of future revenues or customers, we rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on our ability to provide service.

        The price, terms and availability of insurance fluctuate significantly. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and satellite health-related policy exclusions.

        Any launch vehicle failure, or loss or destruction of any of our satellites for which we do not have commercial insurance coverage could have a material adverse effect on our financial condition and results of operations, our ability to comply with FCC regulatory obligations and our ability to fund the construction or acquisition of replacement satellites in a timely fashion, or at all.

Our ability to keep pace with technological developments is uncertain.

        In the MVPD industry, changes occur rapidly as new technologies are developed, which could cause our services and products that deliver our services to become obsolete. We may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position, which could cause a reduction in our revenues and earnings. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after incurring substantial costs, one or more of the technologies under development by us or any of our strategic partners could become obsolete prior to its introduction.

        In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for the services of these employees is vigorous. We cannot assure you that we will be able to continue to attract and retain these employees.

        In some instances, we also rely on third parties, over which we have little or no control, to develop new technologies for us. Their failure to perform their obligations in a timely or competent manner may have an adverse effect on our ability to generate revenues from those new products. For example, our current and near-term marketing efforts are focused on promoting set-top receivers including DVR technology. The DVR market is intensely competitive and subject to rapid technological change. In the future, our competitors may be able to offer DVRs with greater functionality and ease of use than we can provide. We currently depend primarily on TiVo Inc. for DVR technology and there is a limited number of third parties who manufacture, distribute and supply critical components and services for these units. We plan on expanding our DVR offering to include technologies from other third parties. We cannot be sure that these third parties will be able to meet our demand for DVRs or be able to respond to technological developments.

        New technologies could also create new competitors to DIRECTV. Entities such as RBOCs, which are likely to have greater resources than we do, are implementing and supporting digital video compression over existing telephone lines and building out fiber optic lines to enhance their capabilities to deliver programming services. While these entities are not currently providing multi-channel video distribution on a significant basis, many have the capabilities for such services and some have announced that they will begin rolling out video services more broadly beginning late this year or early next year. We may not be able to compete successfully with new entrants in the market for pay television services.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

        Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or the products used to transmit or receive our services infringes on intellectual property owned by others, we and the applicable manufacturers or vendors may be required to cease developing or marketing those services and products, to obtain licenses from the owners of the intellectual property or to redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us or the applicable manufacturers to use its intellectual property at any price, which could materially adversely affect our competitive position.

        We may not be aware of all intellectual property rights that our services or the products used to transmit or receive our services may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which our services or the products used to transmit or receive our services may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.

        We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our operating results. We are currently being sued in patent infringement actions related to use of technologies in our DTH business. There can be no assurance that the courts will conclude that our services or the products used to transmit or receive our services do not infringe on the rights of third parties, that we or the manufacturers would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we or the manufacturers would be able to redesign our services or the products used to transmit or receive our services to avoid infringement.

The ability to maintain FCC licenses and other regulatory approvals is critical to our business.

        If we do not obtain all requisite U.S. regulatory approvals for the construction, launch and operation of any of our existing or future satellites for the use of frequencies at the orbital locations planned for these satellites or for the provision of service, or the licenses obtained impose operational restrictions on us, our ability to generate revenue and profits could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and renewal of licenses that have an expiration date may not be granted. If existing licenses are not renewed, or are revoked or materially modified, our ability to generate revenue could be materially adversely affected.

        In certain cases, satellite system operators are obligated by governmental regulation and procedures of the International Telecommunications Union to coordinate the operation of their systems with other users of the radio spectrum in order to avoid causing interference to those other users. Coordination may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location and/or otherwise modify planned or existing operations. For example, SES Americom has petitioned the FCC for a declaratory ruling to allow it to provide DBS service using frequencies assigned to it by the Government of Gibraltar and the United Kingdom from an orbital slot located halfway between slots at which we currently operate and the next nearest existing U.S.-licensed DBS slots. Other operators have filed similar requests. We believe this closer proximity, if permitted, significantly increases the risk of interference which could adversely affect the quality of service provided to our customers. We may not be able to successfully coordinate our satellites to the extent we are required to do so, and any modifications we make in the course of coordination, or any inability to successfully coordinate, may materially adversely affect our ability to generate revenue.

        Other regulatory risks include, among others:

  •
  the relocation of satellites to different orbital locations if the FCC determines that relocation is in the public interest;

  •
  the denial by the FCC of an application to replace an existing satellite with a new satellite or to operate a satellite beyond the term of its current authorization;

  •
  the loss of authorizations to operate satellites on certain frequencies at certain locations if we do not construct, launch and operate satellites into those locations by certain dates; and

  •
  the authorization by the U.S. or foreign governments of the use of frequencies by third-party satellite or terrestrial facilities that have the potential to interfere with communication to or from our satellites, which could interfere with our contractual obligations or services to customers or other business operations.

        All of our FCC satellite authorizations are subject to conditions imposed by the FCC in addition to the FCC's general authority to modify, cancel or revoke those authorizations. Use of FCC licenses and conditional authorizations are often subject to conditions, including technical requirements and implementation deadlines. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of authorizations and could have a material adverse effect on our ability to generate revenue. For example, loss of an authorization could potentially reduce the amount of programming and other services available to DIRECTV subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the orbital location at which the frequencies may be used.

        In addition, many of our authorizations and pending applications will be subject to petitions and oppositions filed by several companies, and there can be no assurance that our authorizations will not be cancelled, revoked or modified or that our applications will not be denied. Moreover, the FCC recently adopted new rules for licensing satellites that may limit our ability to file applications and secure licenses in the future.

        Congress has continued to shape the scope of the FCC's regulatory authority and enact legislation that impacts our business. In addition, FCC proceedings to implement legislation and enact additional regulations are ongoing. The outcomes of these legislative or regulatory proceedings or their effect on our business cannot be predicted.

Risks Related to the Notes

We have substantial indebtedness and depend upon the earnings of our subsidiaries to make payments on our indebtedness.

        As of June 30, 2005, we, together with our subsidiaries, had approximately $3.41 billion of outstanding indebtedness. We are a holding company with limited assets other than the capital stock of our subsidiaries. Our ability to service our debt obligations is therefore dependent upon the earnings of our subsidiaries and our receipt of funds from our subsidiaries in the form of loans, dividends or other payments. We do not have, and may not in the future have, any assets other than our ownership interests in our subsidiaries, limited programming assets and the intellectual property license from DTV. Our subsidiaries' ability to make any payments to us will depend on their capacity to incur additional indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. For example, under Delaware law, our subsidiaries may not make distributions or pay dividends to us if, after giving effect to those distributions or dividends, the liabilities of any such subsidiary would exceed the fair value of its assets. We cannot predict what the value of our subsidiaries' assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions or dividends to us. Future borrowings by our domestic subsidiaries can be expected to contain restrictions or prohibitions on the payment of distributions and dividends by those subsidiaries to us. Accordingly, we cannot assure you that we will be able to pay our principal and interest obligations on the notes in a timely manner or at all.

Restrictive covenants in the documents governing our indebtedness may limit our ability to undertake certain types of transactions.

        As a result of various restrictive covenants in the indenture governing the notes, the indenture governing our existing notes and in the credit agreement governing our senior secured credit facility, our financial flexibility is restricted in a number of ways. The indentures governing our existing notes and the notes subject us and our restricted subsidiaries to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, make distributions, pay dividends or make certain other restricted payments and investments, consummate certain asset sales, enter into certain transactions with affiliates, conduct businesses other than our current or related businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indentures also require us to satisfy certain financial condition tests prior to incurring certain debt or liens or making certain restricted payments and investments.

        Our senior secured credit facility also requires us to meet certain financial ratios and tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior secured credit facility and the indentures. If an event of default under our senior secured credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes.

The notes will be effectively subordinated to our secured debt.

        The notes will be our unsecured obligations and will be effectively subordinated to our existing and future secured debt, including obligations under our senior secured credit facility, to the extent of the value of the assets securing that debt. As of June 30, 2005, we, together with our subsidiaries, had approximately $3.41 billion of senior indebtedness, of which $1.5 billion was secured. We also have the ability to incur an additional $500.0 million of secured debt under our revolving credit facility. The effect of this subordination is that if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any debt under our senior secured credit facility or other secured debt, our assets and those of our subsidiary guarantors that secure debt will be available to pay obligations on the notes only after all debt under our senior secured credit facility or other secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of Registered Notes" and "Description of Other Indebtedness—Senior Secured Credit Facility."

Certain covenants contained in the indenture governing the notes are not applicable at any time after the notes are first rated investment grade notwithstanding that the notes may not maintain such ratings.

        The indenture governing the notes provides that certain covenants will no longer be applicable to us from and after the first date on which the notes are rated investment grade. The covenants restrict, among other things, our ability to pay dividends, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such rating. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force even if the notes are subsequently downgraded below investment grade. See "Description of Registered Notes—Termination of Covenants."

We may be unable to repurchase the notes upon a change of control triggering event.

        There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If we experience a change of control triggering event, you may require us to repurchase all or a portion of your notes prior to maturity. See "Description of Registered Notes—Change of Control and Rating Decline." We cannot assure you that we will have enough funds to pay our obligations under the notes upon a change of control triggering event. In addition, our senior secured credit facility prohibits such a repayment and any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior secured credit facility or any future senior indebtedness.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors.

        Our obligations under the notes will initially be guaranteed jointly and severally by all of our domestic subsidiaries. It is possible that the creditors of the guarantors may challenge the guarantees as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor either:

  •
  was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

        and that guarantor

  •
  received less than the reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

  •
  incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors;

there is a risk that the guarantee of that guarantor could be voided by a court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

  •
  the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

DTV or its principal stockholder may have interests that conflict with those of the noteholders.

        We are 100% owned by DTV. As our sole owner, DTV controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions, including a change of control. The interests of DTV as equity holder may differ from your interests as a holder of the notes. For example, our controlling equity holder may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though those transactions might involve risks to you as holders of the notes.

        News Corporation beneficially owns approximately 34.0% of the shares of DTV's common stock. K. Rupert Murdoch, Chairman and Chief Executive of News Corporation, is the Chairman of DTV's Board of Directors, and Chase Carey, who is currently a director of DTV and was formerly employed by News Corporation, is our President and Chief Executive Officer and the President and Chief Executive Officer of DTV. Additionally, two other current News Corporation executives are members of DTV's Board of Directors. As a result, News Corporation has significant influence relating to DTV's management and actions that require stockholder approval and, as such, may have influence over our company.

        As described above under "Prospectus Summary—Certain Relationships and Related-Party Transactions," we have entered into and may continue to enter into transactions with these entities.

THE EXCHANGE OFFER

Purpose and Effect

        We issued the original notes on June 15, 2005 in a transaction exempt from registration under the Securities Act. In connection with the original issuance, we entered into the registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your original notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the original notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, this exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired original notes directly from us. We will not be required to pay any liquidated damages, assuming:

  •
  we file the exchange offer registration statement or an initial shelf registration statement within 90 days of the date that the original notes were issued;

  •
  either the exchange offer registration statement or an initial shelf registration statement are declared effective by the SEC within 180 days of the date that the original notes were issued; and

  •
  we have exchanged the registered notes for the original notes within 220 days of the date that the original notes were issued.

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for original notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

  (1)
  the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

  (2)
  at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

  (3)
  you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

  (4)
  if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

  (5)
  if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

  (6)
  you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

        If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your original notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years following the date of issuance of original notes or such shorter period that will terminated when:

  (1)
  all of the original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement;

  (2)
  all of the original notes eligible to be sold to the public under Rule 144(k) of the Securities Act; or

  (3)
  a subsequent shelf registration statement covering all of the original notes covered by and not sold under the initial shelf registration statement or earlier subsequent registration statement has been declared effective under the Securities Act.

        Other than as set forth in this paragraph, you will not have the right to require us to register your original notes under the Securities Act. See "—Procedures for Tendering" below.

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your original notes, you will not have any further registration rights, except as set forth above. Your original notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your original notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. You may tender some or all of your original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the registered notes are substantially the same as the form and terms of the original notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the original notes. The registered notes and the original notes will be deemed a single issue of notes under the indenture.

        As of the date of this prospectus, $1.0 billion in aggregate principal amount of original notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the original notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered original notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted original notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your original notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on            , 2005, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond            , 2005. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

        We also reserve the right, in our sole discretion,

  (1)
  subject to applicable law, to extend the exchange offer and delay accepting any original notes or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

  (2)
  to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

        We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

  Book-Entry Interests

        The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1)
  a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver original notes held in the form of book-entry interests:

  (1)
  a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or original notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

  Certificated Original Notes

        Only registered holders of certificated original notes may tender those notes in the exchange offer. If your original notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated original notes:

  (1)
  the certificates representing your original notes must be received by the exchange agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

        If you tender an Original Note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  (1)
  original notes tendered in the exchange offer are tendered either

  (A)
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  (B)
  for the account of an eligible institution; and

  (2)
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. This determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your original notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

  (1)
  you improperly tender your original notes;

  (2)
  you have not cured any defects or irregularities in your tender; and

  (3)
  we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        In addition, we reserve the right in our sole discretion to:

  (1)
  purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer;

  (2)
  terminate the exchange offer; and

  (3)
  to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will represent to us that, among other things:

  (1)
  the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

  (2)
  at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

  (3)
  you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

  (4)
  if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

  (5)
  if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

  (6)
  you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        In all cases, issuance of registered notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your original notes or a timely book-entry confirmation of your original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes, or original notes in substitution therefor, will be returned without expense to you. In addition, in the case of original notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to your account maintained with DTC promptly after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your original notes and your original notes are not immediately available, time will not permit your original notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

  (1)
  you tender through an eligible financial institution;

  (2)
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  (3)
  the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1)
  your name and address;

  (2)
  the amount of original notes you are tendering; and

  (3)
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  (A)
  the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

  (B)
  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

  (C)
  any other documents required by the letter of transmittal.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occur:

  (1)
  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

  (2)
  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

        The notice of withdrawal must:

  (1)
  state your name;

  (2)
  identify the specific original notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

  (3)
  be signed by you in the same manner as you signed the letter of transmittal when you tendered your original notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the original notes into your name; and

  (4)
  specify the name in which the original notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any original notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the acceptance of any original notes for exchange any of the following events occur:

  (1)
  the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

  (2)
  an injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

  (3)
  an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

  (4)
  all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer;

  (5)
  there has been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; or

  (6)
  there has been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

        We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:

The Bank of New York
Attention: Corporate Trust Operations—Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286

By Hand or by Overnight Courier:

The Bank of New York
Attention: Corporate Trust Operations—Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286

By Facsimile: (212) 815-1915 Attention: Carolle Montreuil	By Telephone: (212) 815-5920

        The exchange agent also acts as trustee under the indenture.

Fees and Expenses

        We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your original notes for exchange unless you instruct us to register registered notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under accounting principles generally accepted in the United States of America.

Participating Broker-Dealers

        Each broker-dealer that receives registered notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2005. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes contained in our Form 10-K and our Form 10-Qs, which are incorporated by reference into this prospectus, before making an investment decision.

As of June 30, 2005
(dollars in millions)
Cash and cash equivalents	$814.0

Long-term debt, including current portion:
Senior secured credit facility	$1,500.0
8 3/8% senior notes due 2013	910.0
6 3/8% senior notes due 2015	1,000.0
Other	3.3

Total long-term debt	3,413.3

Owner's equity:
Capital stock and additional paid-in capital	4,034.2
Accumulated deficit	(959.1)

Total owner's equity	3,075.1

Total capitalization	$6,488.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected financial data have been derived from, and should be read in conjunction with, our consolidated financial statements. The consolidated statements of operations data for each of the three years in the period ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our consolidated financial statements incorporated by reference in this prospectus, which have been audited by Deloitte & Touche LLP, our independent registered public accountants. The consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements which have not been incorporated into this prospectus. The consolidated statements of operations data for the six months ended June 30, 2004 and 2005, and the consolidated balance sheet data as of June 30, 2005 have been derived from our unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, for a fair presentation of the financial condition and results of operations for those periods. The unaudited consolidated financial statements and notes thereto as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 are incorporated by reference in this prospectus. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations that may be expected for the full year ended December 31, 2005.

        You should read the following financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes to those statements in our Form 10-K and Form 10-Qs incorporated by reference in this prospectus.

	Years Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions)
Consolidated Statements of Operations Data:
Revenues	$4,694.0	$5,552.1	$6,444.6	$7,695.6	$9,763.9	$4,297.7	$5,761.3
Total Operating Costs and Expenses	4,967.1	5,774.5	6,195.9	7,236.8	9,742.0	4,213.0	5,389.7

Operating Profit (Loss)	$(273.1)	$(222.4)	$248.7	$458.8	$21.9	$84.7	$371.6

Income (Loss) before cumulative effect of accounting change	$(277.7)	$(178.3)	$135.8	$164.3	$(108.9)	$(5.3)	$120.7
Cumulative effect of accounting change, net of taxes(1)	—	—	—	—	(311.5)	(311.5)	—

Net Income (Loss)	$(277.7)	$(178.3)	$135.8	$164.3	$(420.4)	$(316.8)	$120.7

	As of December 31,					As of June 30,
	2000	2001	2002	2003	2004	2005
	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18.4	$15.4	$14.8	$415.7	$34.5	$814.0
Total current assets	1,164.9	1,157.4	1,129.9	1,751.0	1,331.3	2,165.1
Total assets	7,330.3	7,067.0	6,579.3	7,115.1	8,994.2	9,858.8
Long-term debt, including current portion	—	—	—	2,625.0	3,286.8	3,413.3
Total owner's equity	4,684.3	4,613.2	4,558.5	2,139.5	2,378.9	3,075.1

	Years Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions, except ratio data)
Other Data:
Operating Profit Before Depreciation and Amortization(2)	$122.3	$216.1	$654.3	$955.8	$583.1	$320.2	$720.2

Net cash flows provided by (used in) operating activities	$(263.9)	$(88.0)	$154.5	$786.7	$424.5	$205.6	$494.5
Net cash flows used in investing activities	(668.5)	(317.6)	(159.3)	(388.4)	(1,665.1)	(275.9)	(343.9)
Net cash flows provided by (used in) financing activities	932.2	402.6	4.2	2.6	859.4	(215.1)	628.9
Capital expenditures	653.6	450.3	379.4	389.0	671.5	279.2	343.9
Subscriber acquisition costs	$1,285.0	$1,658.5	$1,522.8	$1,783.5	$2,644.9	$1,195.3	$1,367.8
Ratio of earnings to fixed charges(3)	—	—	—	2.14	—	—	2.41

(1)
Effective January 1, 2004, we changed our method of accounting for subscriber acquisition, upgrade and retention costs. Previously, we deferred a portion of these costs, equal to the amount of profit to be earned from the subscriber, typically over the 12 month subscriber contract, and amortized the deferred amounts to expense over the contract period. We now expense all subscriber acquisition, upgrade and retention costs as incurred as subscribers activate the DIRECTV service. We determined that expensing such costs was preferable to our prior accounting method after considering the accounting practices of our competitors and companies within similar industries and the added clarity and ease of understanding our reported results for investors. As a result of the change, we expensed the total of the deferred costs, which amounted to $503.9 million ($311.5 million, net of taxes), as a cumulative effect of accounting change on January 1, 2004.

(2)
We calculate Operating Profit Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, by adding amounts under the caption "Depreciation and amortization expense" to "Operating Profit," as presented in the consolidated statements of operations. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and DTV use Operating Profit Before Depreciation and Amortization to evaluate our operating performance and to allocate resources and capital. We also use this metric as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and DTV separately measure and budget for capital expenditures and business acquisitions.

  We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

  You should not consider Operating Profit Before Depreciation and Amortization as an alternative to GAAP measures such as net income or operating profit. Operating Profit Before Depreciation and Amortization is not an indication of our operating performance or a measure of our liquidity. In addition, because Operating Profit Before Depreciation and Amortization is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

  A reconciliation of Operating Profit (Loss) to Operating Profit Before Depreciation and Amortization follows:

	Years Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions)
Operating Profit (Loss)	$(273.1)	$(222.4)	$248.7	$458.8	$21.9	$84.7	$371.6
Depreciation and amortization expense	395.4	438.5	405.6	497.0	561.2	235.5	348.6

Operating Profit Before Depreciation and Amortization(2)	$122.3	$216.1	$654.3	$955.8	$583.1	$320.2	$720.2

(3)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of the sum of the following: income (loss) before income taxes and cumulative effect of accounting change, fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of the sum of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense (estimated as one-third of rental expense). The historical ratio of earnings to fixed charges prior to the year ended December 31, 2003 has not been presented given our indebtedness was not material and the resulting ratio would not be meaningful. In addition, for the year ended December 31, 2004 and the six months ended June 30, 2004, earnings were insufficient to cover fixed charges by approximately $186 million and $18 million, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        On April 13, 2005, we entered into a new $2,500.0 million senior secured credit facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other agents and lenders named therein. The new senior secured credit facility consists of the following:

  •
  a term loan A facility in an aggregate principal amount of $500.0 million;

  •
  a term loan B facility in an aggregate original principal amount of $1,500.0 million; and

  •
  a revolving loan facility in an aggregate principal amount of up to $500.0 million.

        The Term Loan A was fully drawn on the closing date of the new senior secured credit facility, and matures on the sixth anniversary of the closing date of the new senior secured credit facility. The Term Loan B was fully drawn on the closing date of the new senior secured credit facility, and matures on the eighth anniversary of the closing date of the new senior secured credit facility. In connection with the issuance of the original notes, $500.0 million in principal amount of the term loan B was prepaid.

        The revolving loan facility includes a letter of credit subfacility, and matures on the sixth anniversary of the closing date of the new senior secured credit facility. Proceeds of the revolving loan facility would be used to fund our working capital and for general corporate purposes.

        Subject to certain exceptions, the new senior secured credit facility requires mandatory prepayments with the proceeds from (i) asset sales, (ii) issuances of equity (subject to a total leverage ratio test), (iii) annual excess cash flow (subject to a total leverage ratio and a senior secured debt rating test) and (iv) insurance and condemnation awards. In addition, the new senior secured credit facility requires a mandatory prepayment of the outstanding Term Loan B on the date that is six months prior to the final maturity date of the notes or the existing senior notes, as applicable, if the notes or the existing senior notes are still outstanding on such date. Voluntary prepayments of the senior secured credit facility are permitted at any time, subject to certain notice requirements, the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of Eurodollar loans prior to the end of the applicable interest period and, with respect to the Term Loan B, a 1.0% prepayment premium to any repricing transactions within one year of the closing date of the new senior secured credit facility.

        Borrowings under the new senior secured credit facility bear interest at a rate per annum based on applicable margins over the base rate or LIBOR. The applicable margins for the Term Loan A and the Revolving Loan vary based on our total leverage ratio. The applicable margins for the Term Loan B vary based on our senior secured debt rating. Currently, the applicable margin on the Term Loan B is 1.5% for LIBOR loans and the applicable margin on the Term Loan A and any outstanding revolving loans is 1.25% for LIBOR loans.

        Our obligations under the new senior secured credit facility are unconditionally guaranteed, jointly and severally, by all of our direct and indirect material domestic subsidiaries. Our obligations and the obligations of our guarantors under the new senior secured credit facility are secured by first priority liens on, subject to certain exceptions, (i) all stock and equity interests owned by us and the guarantors (limited in the case of foreign subsidiaries to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) substantially all of the other assets owned by us and the guarantors.

        The senior secured credit facility contains customary events of default and certain covenants, including, without limitation, restrictions on, subject to certain exceptions: (i) the incurrence of debt (subject to pro forma compliance with certain financial covenants); (ii) liens; (iii) the sale of assets; (iv) voluntary prepayments of certain debt; (v) transactions with affiliates; (vi) dividends and other restricted payments (subject to (A) proceeds from equity issuances not required to be applied as a mandatory prepayment under the senior secured credit facility and (B) pro forma compliance with certain financial covenants); (vii) acquisitions (subject to pro forma compliance with certain financial covenants); (viii) investments; and (ix) various financial covenants.

8.375% Senior Notes

        In 2003, we and DIRECTV Financing Co., Inc. issued $1,400.0 million in senior notes due 2013. These notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually. The existing senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of our material domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The existing senior notes contain covenants that restrict us, DIRECTV Financing and our guarantor subsidiaries from, subject to certain exceptions: (i) incurring additional indebtedness; (ii) placing liens on our assets; (iii) making distributions; (iv) paying dividends or making certain other restricted payments or investments; (v) consummating asset sales; (vi) entering into certain transactions with affiliates; (vii) conducting business other than our current or related businesses; (viii) merging or consolidating with any other person; (ix) selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of our assets; and (x) making voluntary prepayments of certain debt. We used the Equity Investment from DTV to redeem $490.0 million aggregate principal amount of the outstanding existing notes. Following the consummation of the Redemption on May 19, 2005, we had $910 million of existing senior notes outstanding.

DESCRIPTION OF REGISTERED NOTES

        The original notes were issued under an indenture, dated as of June 15, 2005, to which DIRECTV Holdings LLC ("DTV Holdings"), DIRECTV Financing Co., Inc. ("DTV Finance"), the Guarantors and The Bank of New York, as trustee (the "Trustee"), were parties. The registered notes will also be issued under that indenture. The original notes and the registered notes offered hereby will be treated as a single class of debt securities under the indenture, including for purposes of redemptions, offers to purchase, and determining whether the required percentage of holders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of the holders. For purposes of this description, unless the context otherwise requires, references to the "Notes" include the original notes, the registered notes offered hereby, and any additional notes offered under the indenture.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, will define your rights as a holder of the Notes. The indenture has been filed with the Commission and a copy is available to you upon request.

        You can find the definitions of some of the capitalized terms used in this section under the subheading "Certain Definitions." In this section of the prospectus:

  •
  the terms the "Issuer," "DTV Holdings," "we," "us," "our" or similar terms refer only to DTV Holdings and not to any of our subsidiaries;

  •
  references to the "Co-Issuer" shall mean DTV Finance, and references to the "Issuers" shall mean the Issuer and the Co-Issuer together;

  •
  references to "Guarantors" shall mean our direct and indirect Restricted Subsidiaries that guarantee the Notes; and

  •
  references to "Parent" shall mean our parent, The DIRECTV Group, Inc., and its successors, in each case together with each Subsidiary of Parent that beneficially owns any of our Equity Interests.

        The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief Description of the Notes and the Guarantees

  The Notes

        The Notes are:

  •
  general unsecured obligations of us;

  •
  ranked equally in right of payment with all of our existing and future senior debt;

  •
  ranked senior in right of payment to all of our future subordinated debt, if any;

  •
  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are Unrestricted Subsidiaries and thus not Guarantors or that are otherwise not Guarantors, (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor's Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations, including our obligations under the Senior Secured Credit Facility; and

  •
  fully and unconditionally guaranteed by the Guarantors.

        Although the Notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness to which the Notes would be senior.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

  The Guarantees

        The Notes are guaranteed by the Guarantors, which currently include all of our direct and indirect Restricted Subsidiaries other than the Co-Issuer. The Guarantees are:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior debt of such Guarantor;

  •
  ranked senior in right of payment to all future subordinated debt of such Guarantor, if any; and

  •
  ranked effectively junior to secured obligations to the extent of the collateral securing such obligations, including the secured guarantees by the Guarantors of our obligations under our Senior Secured Credit Facility.

        As of the date of the indenture, all of our domestic Subsidiaries are Restricted Subsidiaries. Our foreign Subsidiary, RSG Resources Supply GmbH, is an "Unrestricted Subsidiary." Under certain circumstances, we are permitted to designate certain of our Subsidiaries as additional "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries do not guarantee the Notes.

Principal, Maturity and Interest

        The Notes were issued in an aggregate principal amount of $1.0 billion. Additional Notes may be issued under the indenture from time to time in an unlimited amount, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Indebtedness." Any additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered in this offering. The Notes will mature on June 15, 2015.

        Interest on the Notes accrues at the rate of 6 3/8% per annum and is payable semiannually in cash on each June 15 and December 15, commencing December 15, 2005, to holders of record on the immediately preceding June 1 and December 1, respectively. Interest will accrue (A) from the later of (x) the last interest payment date on which interest was paid on the original notes surrendered for exchange and (y) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the original notes, from the issue date of the original notes. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

        Each Guarantor jointly and severally guarantees the Issuers' obligations under the Notes. The obligations of each Guarantor under its Guarantee is limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk

Factors—Risks Related to the Notes—A court may void the guarantees of the Notes or subordinate the guarantees to other obligations of the subsidiary guarantors." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

        Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "—Certain Covenants—Merger, Consolidation or Sale of Assets."

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

          (1)   in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the indenture (see "—Certain Covenants—Limitation on Asset Sales");

          (2)   if such Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

          (3)   if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

          (4)   upon any Legal Defeasance of the indenture.

Optional Redemption

        General.    Except as provided below, the Notes are not redeemable at our option prior to June 15, 2010. Thereafter, the Notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage
2010	103.188%
2011	102.125%
2012	101.063%
2013 and thereafter	100.000%

        Equity Sales.    Notwithstanding the foregoing, at any time and from time to time prior to June 15, 2008, we may redeem up to 35% of the aggregate principal amount of the Notes outstanding at a redemption price equal to 106.375% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of one or more public or private sales of our Equity Interests (other than Disqualified Stock) (including sales to or capital contributions from Parent, regardless of whether Parent obtains such funds from an offering of its Equity Interests, the incurrence of Indebtedness or otherwise), other than proceeds from a sale to us or any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates; provided that:

  •
  at least 65% in aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption; and

  •
  the sale of such Equity Interests is made in compliance with the terms of the indenture.

        Make Whole.    In addition, at any time and from time to time prior to June 15, 2010, we may redeem all or any portion of the Notes outstanding at a redemption price equal to:

  •
  100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date, plus

  •
  the Make Whole Amount.

        "Make Whole Amount" means, with respect to any Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at June 15, 2010 plus (2) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to June 15, 2010 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of the Notes to be redeemed.

        "Treasury Rate" means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to June 15, 2010; provided, however, that if the period from the redemption date to June 15, 2010 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to June 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, or, in the case of a redemption other than as described under "—Optional Redemption—Equity Sales," by lot or by such other method as the Trustee deems fair and appropriate; provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control and Rating Decline

        Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a "Change of Control Offer") to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to each holder stating:

          (1)   that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control and Rating Decline";

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

          (4)   that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such Notes purchased;

          (6)   that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

          (7)   any other information material to such holder's decision to tender Notes.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control Triggering Event. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the Notes tendered upon a Change of Control Triggering Event. See "Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control triggering event." If we fail to repurchase all of the Notes tendered for purchase upon a Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Notes or offering to purchase the Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we are unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See "—Events of Default."

        Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain any provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

        Limitation on Restricted Payments.    The indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

          (a)   declare or pay any dividend or make any distribution on account of any Equity Interests of us other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

          (b)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, us or any of its or our respective Subsidiaries, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

          (c)   declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

            (i)    to us or any Wholly Owned Restricted Subsidiary; or

            (ii)   to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii) , such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

          (d)   make any Restricted Investment.

  (all such prohibited payments and other actions set forth in clauses (a) through (d) being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

            (i)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

            (ii)   after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1; and

            (iii)  such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the indenture, is less than the sum of:

              (A)  the difference of:

                (x)   our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

                (y)   120% of our Consolidated Interest Expense,

        each as determined for the period (taken as one accounting period) from March 31, 2005 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

              (B)  an amount equal to 100% of the aggregate net cash proceeds and the fair market value of any property or assets received by us either from capital contributions, or from the issue or sale (including an issue or sale to Parent or any of its Subsidiaries (other than us or any of our Subsidiaries)) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), since March 31, 2005, but excluding the April 13, 2005 capital contribution from Parent used on May 19, 2005 to redeem a portion of the Existing Notes; plus

              (C)  if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since March 31, 2005; plus

              (D)  100% of any cash dividends and other cash distributions received by us and our Restricted Subsidiaries from an Unrestricted Subsidiary since March 31, 2005 to the extent not included in Consolidated Cash Flow; plus

              (E)  to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since March 31, 2005 resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii); plus

              (F)  the amount available as of March 31, 2005 under Section 4.07(a)(3) of the indenture governing the Existing Notes.

        Notwithstanding the foregoing clause (iii), we may make any Restricted Payment if, after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio as of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment would not have exceeded 4.5 to 1.

        The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (4) and (5) below, no Default or Event of Default shall have occurred and be continuing):

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement or other acquisition of any Equity Interests of us in exchange for, or out of the net proceeds, of the substantially concurrent capital contribution from Parent, or from the substantially concurrent issue or sale (including to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

          (3)   Investments in a Permitted Business in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Restricted Subsidiary from capital contributions from Parent or from the substantially concurrent issue and sale (including to Parent or any of its Subsidiaries other than us and our Subsidiaries) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to our Subsidiaries) on or after the date of the indenture to the extent such capital contributions are not included in the calculation of Consolidated Net Worth for purposes of clause (4) below; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (3);

          (4)   Investments in a Permitted Business (other than payment of a dividend or distribution to Parent without consideration) so long as after giving effect to such Investment and all other Investments made in reliance on this clause (4), the aggregate amount of all Investments made in reliance on this clause (4) shall not exceed the greater of (x) $500.0 million and (y) 25% of our Consolidated Net Worth at the time of such Investment; provided, however, that solely for purposes of this clause (4), calculations of Consolidated Net Worth shall not include capital contributions received by us or any Wholly Owned Restricted Subsidiary and applied to make Investments pursuant to clause (3) above;

          (5)   Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenant described under "—Limitation on Asset Sales";

          (6)   Specified Affiliate Payments;

          (7)   purchases of receivables or other assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction and the payment or distribution of Receivables Fees; and

          (8)   Investments to fund the financing activity of a Financing Subsidiary in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of (A) $100.0 million, plus (B) 50% of the aggregate cost to such Financing Subsidiary for customer premise and receiving equipment (including delivery and installation costs) purchased by such Financing Subsidiary and leased by such Financing Subsidiary to retail customers in excess of 100,000 units.

        Restricted Payments made pursuant to the second paragraph of this covenant and clauses (1), (2) and (3) (but as to clauses (2) and (3) only to the extent that net proceeds received by us as set forth therein were included in the computations made in clause (iii)(B) of the first paragraph of this covenant) shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant. Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7) and (8) (but as to clauses (2) and (3) only to the extent that net proceeds received by us as set forth therein were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

        If we or any Restricted Subsidiary make an Investment that was included in computations made pursuant to this covenant and the person in which such investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

        As of March 31, 2005, we would have been permitted to make a maximum of approximately $1,418.0 million of Restricted Payments in reliance on clause (F) of the first paragraph of this covenant.

        Limitation on Incurrence of Indebtedness.    The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, we, the Co-Issuer and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis, either (a) our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1 or (b) the aggregate amount of our Indebtedness and that of the Guarantors would not exceed $1,000 per subscriber.

        The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

          (1)   Indebtedness represented by the Notes (and any registered exchange notes issued in exchange therefor) and the Guarantees in an aggregate principal amount of $1.0 billion;

          (2)   the incurrence by us, the Co-Issuer or any Guarantor of Acquired Subscriber Debt of up to $1,750 per Acquired Subscriber;

          (3)   Indebtedness of us, the Co-Issuer or any Guarantor under the Senior Secured Credit Facility in an aggregate principal amount of up to $2.5 billion at any one time outstanding;

          (4)   Indebtedness among us and our Restricted Subsidiaries; provided that in order to be subject to this clause (4), any such Indebtedness owed by us or a Guarantor to any Restricted Subsidiary that is not a Guarantor, shall be subordinated to the prior payment in full of the Notes and the Guarantees, as applicable;

          (5)   Acquired Debt (A) of a person incurred prior to the date upon which such person was acquired by us or any Restricted Subsidiary; provided that after giving pro forma effect to such acquisition and incurrence of Acquired Debt our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1; or (B) owed to us or any of our Restricted Subsidiaries;

          (6)   Existing Indebtedness;

          (7)   the incurrence of Purchase Money Indebtedness by us or any Restricted Subsidiary in an amount not to exceed the cost of (A) construction, acquisition or improvement of assets used in a Permitted Business and (B) any launch costs and insurance premiums related to such assets;

          (8)   Hedging Obligations of us or any of our Restricted Subsidiaries covering Indebtedness of us or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure of us and our Restricted Subsidiaries on Existing Indebtedness or other Indebtedness incurred in accordance with the indenture and not for speculative purposes;

          (9)   Foreign Currency Obligations of us or any of our Restricted Subsidiaries entered into to manage exposure of us and our Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

          (10) Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with a Permitted Business;

          (11) the incurrence by us, the Co-Issuer or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part, Indebtedness referred to in the first paragraph of this covenant or in clause (1), (2), (5), (6) or (7) above ("Refinancing Indebtedness"); provided, however, that:

            (A)  the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

            (B)  the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

            (C)  the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees, if at all, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded (a "Permitted Refinancing");

          (12) additional Indebtedness in an aggregate principal amount of up to $500.0 million at any one time outstanding (which amount may, but need not be, incurred in whole or in part under the Senior Secured Credit Facility);

          (13) the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; and

          (14) Non-Recourse Receivables Subsidiary Indebtedness (as defined in the definition of "Receivables Subsidiary") incurred by any Receivables Subsidiary in a Qualified Receivables Transaction.

        For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (14) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness outstanding under the Senior Secured Credit Facility on the date of the indenture shall be deemed to be outstanding under clause (3) above and may not be reclassified.

        Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.

        Notwithstanding the foregoing, the indenture also provides that we shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated to any other Indebtedness of us or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of the agreement or instrument governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated to such other Indebtedness of us or such Guarantor, as applicable. Indebtedness will not be deemed to be subordinated solely by virtue of being unsecured.

        Limitation on Asset Sales.    The indenture provides that if we or any Restricted Subsidiary, in a single transaction or a series of related transactions:

          (a)   sell, lease (in a manner that has the effect of a disposition), convey or otherwise dispose of any of our or its assets (including by way of a sale-and-leaseback transaction), other than:

            (1)   sales or other dispositions of assets in the ordinary course of business;

            (2)   sales or other dispositions to us or a Restricted Subsidiary by us or any Restricted Subsidiary;

            (3)   sales or other dispositions of rights to construct or launch satellites;

            (4)   any transfer or other disposition of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Receivables Transaction" or a fractional undivided interest therein, by a Receivables Subsidiary in a Qualified Receivables Transaction; and

            (5)   sales, conveyances or other dispositions of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Receivables Transaction", to a Receivables Subsidiary pursuant to a Qualified Receivables Transaction for the fair market value thereof;

  provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the covenant described under "—Merger, Consolidation, or Sale of Assets"; or

          (b)   issue or sell Equity Interests of any Restricted Subsidiary, in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100.0 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers' certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for Net Proceeds in excess of $100.0 million (each of the foregoing, an "Asset Sale"), then:

            (A)  we or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers' certificate delivered to the Trustee not later than ten business days following a request from the Trustee, which certificate shall cover each Asset Sale made in the six months preceding the date of the request, as the case may be); and

            (B)  at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, must be in the form of:

              (x)   cash, Cash Equivalents or Marketable Securities;

              (y)   any asset which is promptly (and in no event later than 180 days after the date of transfer to us or a Restricted Subsidiary) converted into cash; provided that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, we shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; and/or

              (z)   properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under "—Limitation on Restricted Payments" (other than clause (5) of the third paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a Permitted Business;

  provided, however, the amount of any liabilities (other than subordinated Indebtedness) of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale and from which we or such Restricted Subsidiary are unconditionally released shall be deemed to be cash for purposes of this clause (B).

        The indenture also provides that the Net Proceeds from an Asset Sale shall be used only to acquire assets used in, or stock or other ownership interests in a person that becomes a Restricted Subsidiary upon the acquisition and will be engaged primarily in, a Permitted Business or to prepay, repay or purchase indebtedness under the Senior Secured Credit Facility or other senior secured Indebtedness. Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the preceding sentence within 365 days after the receipt thereof and, in the case of funds committed other than to purchase a satellite, any such funds which are not actually so applied within 270 days following such 365 day period shall constitute "Excess Proceeds" and shall be applied to an offer to purchase secured Indebtedness, Notes and other senior Indebtedness of us if and when required under the covenant described under "—Excess Proceeds Offer." Pending the final application of any such Net Proceeds, we or such Restricted Subsidiary may temporarily reduce revolving indebtedness under a Senior Secured Credit Facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents.

        Limitation on Liens.    The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

        Limitation on Activities of the Co-Issuer.    The indenture provides that DTV Finance may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer, the Incurrence of Indebtedness as a co-obligor or guarantor of the Notes, the Exchange Notes, if any, the Senior Secured Credit Facility and any other Indebtedness that is permitted to be incurred by the Issuer under the covenant described under "—Limitation on Incurrence of Indebtedness." Neither the Issuer nor any Restricted Subsidiary shall engage in any transactions with DTV Finance in violation of the immediately preceding sentence.

        Additional Subsidiary Guarantees.    If (a) any of our Domestic Subsidiaries (other than a Financing Subsidiary or a Receivables Subsidiary) that is not a Guarantor guarantees or becomes otherwise obligated under the Senior Secured Credit Facility, other of our senior secured Indebtedness or the Existing Notes, or (b) we or any of our Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary (other than a Financing Subsidiary or a Receivables Subsidiary) that is a Domestic Subsidiary but not a Guarantor, or if we or any of our Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary that is a Domestic Subsidiary (other than a Financing Subsidiary or a Receivables Subsidiary) having total assets with a fair market value in excess of the greater of (A) $50.0 million and (B) 5% of our Consolidated Net Worth, then in each case such guarantor, obligor, transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Restricted Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that any Guarantee existing solely due to the requirement of clause (a) above shall be released upon the release of the guarantee or other obligation under the Senior Secured Credit Facility or such other senior secured Indebtedness.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

          (b)   make loans or advances to us or any of our Subsidiaries; or

          (c)   transfer any of its properties or assets to us or any of our Subsidiaries; except for such encumbrances or restrictions existing under or by reason of:

              (i)  Existing Indebtedness and existing agreements as in effect on the date of the indenture;

             (ii)  applicable law or regulation;

            (iii)  any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

            (iv)  by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

             (v)  Refinancing Indebtedness (as defined in the covenant described under "—Limitation on Incurrence of Indebtedness"); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

            (vi)  the indenture and the Notes (and any registered exchange notes issued in exchange therefor);

           (vii)  the Senior Secured Credit Facility;

          (viii)  Permitted Liens;

            (ix)  any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the indenture;

             (x)  secured Indebtedness otherwise permitted to be incurred by the indenture that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (xi)  customary provisions in joint venture agreements and other similar agreements;

           (xii)  purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property so acquired;

          (xiii)  Non-Recourse Receivables Subsidiary Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary or the receivables and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction; or

          (xiv)  any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in our good faith judgment, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        Merger, Consolidation or Sale of Assets.    The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

          (a)   we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture;

          (c)   immediately after such transaction, no Default or Event of Default exists; and

          (d)   we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

            (i)    will have Indebtedness to Cash Flow Ratio immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Indebtedness to Cash Flow Ratio immediately preceding the transaction; or

            (ii)   would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph in the covenant described under "—Limitation on Incurrence of Indebtedness."

        The indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

          (a)   the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consideration or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        Limitation on Transactions with Affiliates.    The indenture provides that we shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless:

          (a)   such Affiliate Transaction is on terms that are no less favorable to us, taken as a whole, or such Restricted Subsidiary in any material respect than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; and

          (b)   if such Affiliate Transaction involves aggregate payments in excess of the greater of (A) $200.0 million or (B) 7.5% of Consolidated Net Worth, such Affiliate Transaction has either (i) been approved by a resolution of the majority of the disinterested members of our Board of Directors or (ii) if there are no disinterested directors on our Board of Directors, we or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee such resolution (set forth in an officers' certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above) or such opinion;

provided, however, that the following shall, in each case, not be deemed Affiliate Transactions:

            (i)  the payment of compensation to directors and management of Parent and its Subsidiaries;

           (ii)  indemnification payments made to officers, directors, employees or agents of us or any of our Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

          (iii)  transactions between or among us and our Restricted Subsidiaries (other than any Restricted Subsidiary more than 10% of the Equity Interests of which are owned by our Affiliates (other than our Restricted Subsidiaries));

          (iv)  Restricted Payments (other than Investments permitted by clause (4) of the third paragraph under "—Limitation on Restricted Payments") permitted by the covenant described under "—Limitation on Restricted Payments" and Permitted Investments (other than transactions permitted by clauses (a) and (j) of the definition of "Permitted Investments");

           (v)  any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries, on the other hand;

          (vi)  any agreements in effect on the date of the indenture and any modifications, extensions or renewals thereof that are no less favorable to us or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the date of the indenture;

         (vii)  so long as it complies with clause (a) above, customary transactions with DTV or any of its Subsidiaries or Affiliates or any other suppliers or purchasers or sellers of goods or services including, without limitation, entering into of programming agreements, subscription agreements, telecommunications services agreements, broadcast engineering services agreements, television advertising and intellectual property agreements;

        (viii)  transactions with News Group approved by a majority of the members of the audit committee of the board of directors of DTV for so long as such members meet the independence requirements of the New York Stock Exchange or NASDAQ;

          (ix)  transactions with Permitted Joint Ventures (other than any Permitted Joint Venture more than 10% of the Equity Interests of which are owned by an Affiliate of us (other than our Restricted Subsidiaries)); and

           (x)  transactions effected as part of a Qualified Receivables Transaction.

        Reports.    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the indenture provides that the Issuers will furnish to the holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the certified public accountants of the Issuers; provided, however, that to the extent such reports are filed with the SEC and publicly available, no additional copies need be provided to holders of the Notes.

        Payments for Consent.    The indenture provides that the Issuers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Excess Proceeds Offer.    When the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants described under "—Limitation on Asset Sales" exceeds $100.0 million, we will be obligated to make an offer to all holders of the Notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent we or a Restricted Subsidiary is required under the terms of Indebtedness of us or such Restricted Subsidiary which is ranked equally with the Notes with any proceeds which constitute Excess Proceeds under the indenture, we shall make a pro rata offer to the holders of all other parity Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other parity Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes and other parity Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes in compliance with the provisions of the indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

Termination of Covenants

        From and after the first date on which the Notes are rated Investment Grade by both Rating Agencies and notwithstanding that the Notes may cease to be so rated thereafter, the covenants described under the following headings will no longer apply:

          (1)   "—Certain Covenants—Limitation on Restricted Payments";

          (2)   "—Certain Covenants—Limitation on Incurrence of Indebtedness";

          (3)   "—Certain Covenants—Limitation on Asset Sales";

          (4)   clauses (d)(i) and (ii) of the first paragraph under "—Certain Covenants—Merger, Consolidation or Sale of Assets";

          (5)   "—Certain Covenants—Limitation on Transactions with Affiliates"; and

          (6)   "—Certain Covenants—Excess Proceeds Offer."

        Additionally, at such time as the above referenced covenants are terminated, we will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

Events of Default

        The indenture provides that each of the following constitutes an Event of Default:

          (a)   default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

          (b)   default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

          (c)   failure to comply with the provisions described under "—Change of Control and Rating Decline," "—Certain Covenants—Merger, Consolidation or Sale of Assets" or "—Certain Covenants—Excess Proceeds Offer";

          (e)   default under any other provision of the indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

          (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us and any of our Restricted Subsidiaries), other than Non-Recourse Receivables Subsidiary Indebtedness, which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more;

          (g)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), other than Non-Recourse Receivables Subsidiary Indebtedness, which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (h)   failure by us and any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $100 million or more, which judgments are not stayed within 60 days after their entry other than judgments in respect of Non-Recourse Receivables Subsidiary Indebtedness;

          (i)    certain events of bankruptcy or insolvency with respect to DTV Holdings, DTV Finance or any Significant Subsidiary of DTV Holdings (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

          (j)    any Guarantee of a Significant Subsidiary shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any

  Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to DTV Holdings or DTV Finance described in clause (i) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

        The holders of a majority in aggregate principal amount then outstanding of the Notes, by notice to the Trustee, may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

        We are required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

        All powers of the Trustee under the indenture are subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders

        No director, owner, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (a)   the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be;

          (b)   our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c)   the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the indenture.

        In addition, the indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the Notes:

            (i)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

           (ii)  in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by, the Internal Revenue Service a ruling or

            (B)  since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii)  in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

           (v)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (vi)  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

         (vii)  we shall have delivered to the Trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the indenture by the Issuer; and

          (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Amendment, Supplement and Waiver

        Except as provided in the next paragraph, the indenture and the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes of such series), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

        Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a nonconsenting holder):

          (a)   reduce the aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (b)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Notes;

          (c)   reduce the rate of or change the time for payment of interest on any Notes;

          (d)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (e)   make any Note payable in money other than that stated in the Notes;

          (f)    make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

          (g)   waive a redemption payment or mandatory redemption with respect to any Note;

          (h)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event after such Change of Control Triggering Event has occurred; or

          (i)    make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture or the Notes or the Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the obligations of the Issuers or any Guarantor to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers and their Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

        With respect to the Notes, the holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (i)  this sentence shall not limit the preceding sentence of this paragraph;

           (ii)  the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

        Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

        "Acquired Subscriber" means a subscriber to a service provided by a Permitted Business as to whom we or one of our Restricted Subsidiaries purchases the right to provide such service to such subscriber, whether such purchase is undertaken directly, through the acquisition of the entity providing such service or through the acquisition of assets used or to be used to provide such service to such subscriber.

        "Acquired Subscriber Debt" means

          (a)   Indebtedness the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide service to such Acquired Subscribers or to acquire from such entity or another person of assets used or to be used in connection with such Permitted Business; provided that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscribers, and

          (b)   Acquired Debt of any such entity being acquired;

provided that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost, if any, incurred to convert such Acquired Subscriber to usage of a delivery format for telecommunications services made available by us or any of our Restricted Subsidiaries.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or their or our respective Subsidiaries or an officer of Parent or us or their or our respective Subsidiaries with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

        "Capital Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

        "Cash Equivalents" means:

          (a)   United States dollars;

          (b)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

          (c)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)   commercial paper issued by any issuer rated at least P-2, A-2 or the equivalent thereof by Moody's or S&P, respectively, and maturing within two hundred seventy (270) days of the date of acquisition;

          (f)    variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody's (or the equivalent thereof) and maturing within one (1) year of the date of acquisition;

          (g)   commercial paper rated P-1, A-1 or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within nine months after the date of acquisition and variable or fixed rate notes rated at least A-1 by S&P (or the equivalent thereof) or at least P-1 by Moody's (or the equivalent thereof) and maturing within one year of the date of acquisition; and

          (h)   money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

        "Change of Control" means the occurrence of one or more of the following events:

          (a)   the ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of the indenture) other than one or more Permitted Holders of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Issuer then entitled to vote in the election of the Board of Directors of the Issuer; or

          (b)   at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Issuer by persons who were neither (i) nominated by the Board of Directors of the Issuer with the affirmative vote of a majority of the members of said board of directors at the time of such nomination or election nor (ii) appointed by directors so nominated or elected or appointed by Permitted Holders.

        The formation, by merger or otherwise, of a parent entity of us shall not constitute a Change of Control if more than 50% of the Equity Interests of us held by such parent entity are deemed beneficially owned by the Permitted Holders pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

        "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such unusual gain (but not loss), plus, to the extent deducted in computing Consolidated Net Income:

          (a)   provision for taxes based on income or profits;

          (b)   Consolidated Interest Expense;

          (c)   Consolidated Non-Cash Charges of such person for such period; and

          (d)   any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, noncash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.

        "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          (a)   the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss;

          (b)   the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person;

          (c)   the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (d)   the Net Income of any Subsidiary of such person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and

          (e)   the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Worth" means, with respect to any person, the sum of: (a) the owners' equity of such person; plus (b) the amount reported on such person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.

        "Consolidated Non-Cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization, impairment, compensation, rent, other non-cash expenses and write-offs and write- downs of assets of such person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-Cash Charges relate.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the Notes have been paid in full.

        "Domestic Subsidiaries" shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "DTV" means The DIRECTV Group, Inc., a Delaware Corporation, and its successors.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization's four highest generic rating categories at the time as of which any investment or rollover therein is made.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means any Indebtedness (other than the Notes and the Guarantees) of us and our Subsidiaries in existence on the date of the indenture after giving effect to the use of proceeds from this offering contemplated by this Prospectus until such amounts are repaid.

        "Existing Notes" means $910.0 million of 8 3/8% Senior Notes due 2013 issued by us and the Co-Issuer under an indenture dated as of February 28, 2003.

        "Existing Satellites" means the following satellites: DIRECTV 1, DIRECTV 1R, DIRECTV 2, DIRECTV 3, DIRECTV 4S, DIRECTV 5, DIRECTV 6, DIRECTV 7S, DIRECTV 8 and Spaceway 1.

        "Financing Subsidiary" means a Subsidiary of ours:

          (1)   that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing the purchase of customer premise and receiving equipment (including delivery and installation costs) by our retail customers;

          (2)   that is designated by us as a Financing Subsidiary;

          (3)   no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by us or any Restricted Subsidiary, (b) is at any time recourse to or obligates us or any Restricted Subsidiary in any way or (c) subjects any asset of ours or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof;

          (4)   with which neither we nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons that are not our Affiliates; and

          (5)   with respect to which neither we nor any Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Stock therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

        "Foreign Currency Obligations" means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantee" means a guarantee by a Guarantor of the Notes.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

        "Indebtedness to Cash Flow Ratio" means, with respect to any person, the ratio of: (a)(i) the Indebtedness of such person and its Subsidiaries (or, if such person is DTV Holdings, of DTV Holdings and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus (ii) the amount of any Indebtedness incurred (and minus the amount of any Indebtedness repaid) subsequent to the end of such fiscal quarter; provided, however, that if such Indebtedness under this clause (ii) constitutes Indebtedness under a revolving credit facility, then the amount of increase or reduction shall be determined by comparison to the amount determined under clause (I) below; to (b) such person's Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur (the "Measurement Period"); provided, however, that: (I) in making such computation, Indebtedness shall include the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (II) if such person or any of its Subsidiaries (or, if such person is the issuer, any of its Restricted Subsidiaries) consummates an acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such acquisition or Asset Sale or other disposition of assets, including giving effect to Pro Forma Cost Savings, as if the same had occurred at the beginning of the applicable period.

        "Independent Financial Advisor" means a person or entity which, in the judgment of the Board of Directors of the Issuer, is independent and otherwise qualified to perform the task for which it is to be engaged.

        "Investment Grade" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

        "Marketable Securities" means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of us) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization's four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers' acceptances or money market deposit accounts issued or offered by an Eligible

Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

        "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP.

        "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any noncash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.

        "News Group" means News Corporation, a Delaware corporation, and any of its successors and Affiliates, and (i) K. Rupert Murdoch and any executor, administrator, guardian, conservator or similar legal representative thereof, (ii) any member of the immediate family of K. Rupert Murdoch, (iii) any person directly or indirectly controlled by one or more of the members of the Murdoch family described above (a "Controlled Person"), and (iv) any Person acting as agent for any person described in clauses (i) through (iii) hereof; provided that a trust and the trustees of such trust shall be deemed to be controlled by any one or more members of the Murdoch family if a majority of the trustees of such trust are members of the Murdoch family or may be removed or replaced by any one or more of the members of the Murdoch family and/or Controlled Persons.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any of developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics, communications, voice, data and network services and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers and related terrestrial infrastructure, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

        "Permitted Holder" means each of (a) News Group, (b) Parent and (c) any other person, directly or indirectly, controlled by any of the foregoing.

        "Permitted Investments" means:

          (a)   Investments in us or in a Restricted Subsidiary;

          (b)   Investments in Cash Equivalents and Marketable Securities;

          (c)   any guarantee permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness";

          (d)   Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary and becomes a Guarantor; provided that to the extent such person is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such person from issuing a Guarantee, such person shall not be required to become a Guarantor to satisfy the requirements of this clause (d)(i), or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of our remaining investment, if any, in such former Subsidiary;

          (e)   Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any of our Restricted Subsidiaries or in satisfaction of judgments;

          (f)    loans and advances to subscribers or distributors of our products in the ordinary course of business;

          (g)   Investments in stock, obligations or securities received in lieu of fees for launching programming channels in the ordinary course of business;

          (h)   Investments in any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

          (i)    loans or advances or other similar transactions with suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business;

          (j)    Investments in Permitted Joint Ventures in an amount not to exceed $500.0 million outstanding at any time for all such Investments made after the date of the indenture; and

          (k)   any Investment by us or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Stock.

        "Permitted Joint Ventures" means any person, other than an individual or a Subsidiary of ours, (i) in which we or a Restricted Subsidiary of ours holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in or intends to pursue a Permitted Business.

        "Permitted Liens" means:

          (a)   Liens securing the Notes and Liens securing any Guarantee;

          (b)   Liens securing any Indebtedness (and other Obligations arising under the documentation governing such Indebtedness) permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness"; provided that any such Lien, taken together with all other Liens incurred in reliance on this clause (b), shall not secure Indebtedness in a principal amount at the time such Lien is incurred exceeding the greater of (x) the product of 4.5 times the Trailing Cash Flow Amount at such time and (y) the sum of the amount of Indebtedness permitted by clause (3) and clause (12) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness";

          (c)   Liens securing Purchase Money Indebtedness; provided that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

          (d)   Liens securing Indebtedness the proceeds of which are used to develop, construct or launch any satellites other than the Existing Satellites; provided that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

          (e)   Liens on orbital slots, licenses and other assets and rights of us; provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (d) of this definition;

          (f)    Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

          (g)   Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary"; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

          (h)   Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

          (i)    Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

          (j)    Liens existing on the date of the indenture;

          (k)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (l)    Liens securing Indebtedness permitted under clause (11) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness"; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

          (m)  any interest or title of a lessor under any Capital Lease Obligations; provided that such Capital Lease Obligation is permitted under the other provisions of the indenture;

          (n)   Liens on the Capital Stock of a Receivables Subsidiary and accounts receivable and related assets described in the definition of Qualified Receivables Transaction, in each case, incurred in connection with a Qualified Receivables Transaction;

          (o)   Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us or any of our Restricted Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (p)   easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

          (q)   licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of us or our Restricted Subsidiaries;

          (r)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Permitted Investments;

          (s)   normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (t)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (u)   Liens in favor of or by a Financing Subsidiary on the Capital Stock of such Financing Subsidiary or the customer premise and receiving equipment, accounts receivables and related assets associated with such equipment;

          (v)   Liens not provided for in clauses (a) through (u) above securing Indebtedness incurred in compliance with the terms of the indenture so long as the Notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis; and

          (w)  extensions, renewals or refundings of any Liens referred to in clauses (a) through (u) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced.

        "Preferred Equity Interest" in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Issuer reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers' certificate delivered to the Trustee from the chief financial officer of the Issuer that outlines the actions taken or to be taken, the net cost savings achieved or to be achieved from such actions and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Purchase Money Indebtedness" means (i) Indebtedness incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not our Affiliates or Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed

100% of the purchase cost of such assets; and (b) so long as such Indebtedness is without recourse to us or any of our Restricted Subsidiaries or any of our or their respective assets, other than to the assets so purchased; or (ii) Indebtedness which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

        "Purchase Money Note" means a promissory note of a Receivable Subsidiary to us or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by us or any of our Restricted Subsidiaries pursuant to which we or such Restricted Subsidiary sells, conveys or otherwise transfers (including the grant of a backup security interest in the assets purported to be transferred for any such sale, conveyance or transfer) to (a) a Receivables Subsidiary (in the case of a transfer by us or any of the Restricted Subsidiaries) or (b) any other person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of us or any of our Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms at the time we or such Restricted Subsidiary enters into such transaction.

        "Rating Agencies" means:

          (a)   S&P;

          (b)   Moody's; or

          (c)   if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Rating Category" means:

          (a)   with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

          (b)   with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

          (c)   the equivalent of any such category of S&P or Moody's used by another Rating Agency.

        In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and-for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Decline" shall be deemed to occur if, at the time of or in connection with the occurrence of a Change of Control, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), and such decrease is directly attributable, in whole or in part, to such Change of Control.

        "Receivable Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Financing.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Subsidiary of us:

          (1)   that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of us and/or our Restricted Subsidiaries;

          (2)   that is designated by us as a Receivables Subsidiary and that has total assets at the time of such creation and designation with a book value of $10,000 or less;

          (3)   no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by us or any Restricted Subsidiary (excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates us or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of ours or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness, "Non-Recourse Receivables Subsidiary Indebtedness");

          (4)   with which neither we nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons that are not our Affiliates in connection with a Qualified Receivables Transaction and fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction; and

          (5)   with respect to which neither we nor any Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Stock therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" or "Restricted Subsidiaries" means any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.

        "Senior Secured Credit Facility" means any credit agreement to which the Issuer and/or one or more of its Restricted Subsidiaries is party from time to time including without limitation the credit agreement dated as of April 13, 2005 by and among the Issuer, as borrower, the lenders party thereto from time to time, Bank of America N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness") or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture; provided, however, that neither a Receivables Subsidiary nor a Financing Subsidiary shall be considered to be a "Significant Subsidiary."

        "Specified Affiliate Payments" means, to the extent constituting a Restricted Payment, amounts paid by us to Parent or any other Person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of us and our Subsidiaries, including without limitation any payments made in accordance with tax allocation agreements between us and Parent in effect on the date of the indenture.

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by us or any Restricted Subsidiary which are reasonably customary in an accounts receivable or equipment lease financing securitization transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary or a Financing Subsidiary, it being understood that any Receivables Repurchase Obligation which is customary for off-balance sheet receivables financing shall be deemed to be a Standard Securitization Undertaking.

        "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        "Trailing Cash Flow Amount" means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available; provided that Consolidated Cash Flow shall be calculated giving pro forma effect to any acquisitions or Asset Sales or other dispositions of assets, including any Pro Forma Cost Savings, as if the same had occurred at the beginning of the applicable period.

        "TT&C" means telemetry, tracking and control.

        "Unrestricted Subsidiary" or "Unrestricted Subsidiaries" means: (A) RSG Resources Supply GmbH; (B) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of our Board of Directors in accordance with the instructions set forth below; and (C) any Subsidiary of an Unrestricted Subsidiary.

        Our Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

          (a)   no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

          (b)   with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and

          (c)   with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

        If at any time after the date of the indenture we designate an additional Subsidiary as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers' certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" means a Wholly Owned Subsidiary of us that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

Form of Registered Notes

        The certificates representing the registered notes will be issued in fully registered forms, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

        Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          (1)   DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

          (2)   we provide for the exchange pursuant to the terms of the indenture, or

          (3)   we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

        As of the date of this prospectus, no certificated notes are issued and outstanding.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences relating to the exchange of original notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of original notes that hold the original notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders that may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, brokers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  tax consequences to certain expatriates and former long-term residents of the U.S.;

  •
  alternative minimum tax, gift tax or estate tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

        The exchange of your original notes for registered notes in the exchange offer should not constitute a material modification of the terms of the notes and therefore would not constitute a taxable event for federal income tax purposes. Accordingly, the exchange of your original notes for registered notes would have no federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your original notes.

        The preceding discussion of the material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes and guarantees on behalf of the issuers.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from DIRECTV Holdings LLC's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph related to the change in method of accounting for subscriber acquisition, upgrade and retention costs) which is incorporated herein by reference in this prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority, as experts in accounting and auditing.

        We have not authorized any dealer, salesperson, or other person to give any information or represent anything to you other than the information contained in this prospectus or the letter of transmittal. You must not rely on unauthorized information or representations.

        This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

$1,000,000,000

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING

6 3/8% SENIOR NOTES DUE 2015

FOR NEWLY-ISSUED

6 3/8% SENIOR NOTES DUE 2015
That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Delaware Corporations

        DIRECTV Financing Co., Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Programming Holdings I, Inc., and DIRECTV Programming Holdings II, Inc. (the "Delaware Corporations") are each Delaware corporations. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transactions from which a director derived an improper personal benefit.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit provided that the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or another court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue of matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified parry may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liabilities under Section 145.

        By-law Provisions on Indemnification.    Article V of each of the By-laws of the Delaware Corporations sets forth the extent to which the directors, officers, and employees of the Delaware Corporations may be indemnified by the Delaware Corporations against liabilities which they may incur while serving in such capacity. Article V generally provides that the Delaware Corporations shall indemnify, to the full extent permitted by the law, the directors and officers of the Delaware Corporations (and to such person's heirs, executors, administrators or other legal representatives) who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the director or officer of the Delaware Corporations, or is or was serving at the request of the Delaware Corporations as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. The Delaware Corporations shall pay the expenses of such directors and officers incurred in defending any proceeding in advance of its final disposition, provided that the director or officer makes an undertaking to repay all amounts advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

        Article V additionally generally provides that the Delaware Corporations may indemnify, to the full extent permitted by the law, every employee who is not a director or officer of the Delaware Corporations (and to such person's heirs, executors, administrators or other legal representatives) under terms similar to the indemnification of officers and directors described in the preceding paragraph. The advancement of expenses of an employee who is not an officer or director shall be made in a manner provided for by the Board of Directors.

        To the extent permitted by the law, the Board of Directors may authorize the purchase and maintenance of insurance to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Delaware Corporations under the provisions of Article V.

        The rights conferred by Article V are not exclusive of any other rights which a person may have or acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        The above discussion of the By-Laws of the Delaware Corporations and of the DGCL is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the DGCL.

Delaware LLCs

        DIRECTV Holdings LLC, DIRECTV Enterprises, LLC, and DIRECTV Home Services, LLC (the "Delaware LLCs") are each limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

        Section 18 of the limited liability company agreement of DIRECTV Holdings, LLC and Section 20 of the limited liability company agreement of DIRECTV Enterprises, LLC and DIRECTV Home Services, LLC (collectively, the "LLC Agreements") provide that none of the member, any director, any officer or any respective affiliates (each, an "Indemnitee") shall be liable, in damages or otherwise, to the Delaware LLCs or the member for any act or omission performed or omitted to be performed pursuant to authority granted by the LLC Agreements, except if such act or omission results from such Indemnitee's own gross negligence, willful misconduct, criminal conduct, or material breach of the LLC Agreements. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Delaware LLCs, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of the Delaware LLCs, and (ii) the Indemnitee's conduct would entitle him to indemnification. The Delaware LLCs will pay expenses (including reasonable attorneys' fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by the Delaware LLCs as authorized in the LLC Agreements. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. The Delaware LLCs may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of the Delaware LLCs.

        The above discussion of the LLC Agreements and of the DLLC Act is not intended to be exhaustive and is qualified in its entirety by the LLC Agreements and the DLLC Act.

California Corporations

        DIRECTV, Inc. and LABC Productions, Inc. ("the California Corporations") are each California Corporations. Section 317 of the General Corporation Law of California ("GCLC") sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the California Corporations in such capacity with respect to anyother corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates the California Corporations' indemnification of agents where the agent's defense is successful on the merits. In other cases, Section 317 allows the California Corporations to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of the California Corporations' Boards of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, the California Corporations can indemnify an agent even when the agent is found liable. Section 317 also allows the California Corporations to advance expenses to their agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse the California Corporations if the agent is found liable.

        By-law Provisions on Indemnification.    Article IV of the By-Laws of DIRECTV, Inc. and Article X of the By-laws of LABC Productions, Inc. set forth the extent to which the directors, officers, and employees of the California Corporations may be indemnified by the California Corporations against liabilities which they may incur while serving in such capacity. Article IV and Article X generally provide that the California Corporations shall indemnify, to the full extent permitted by the law, the directors and officers of the California Corporations against expenses, judgments, fines, settlements and other amounts incurred in any proceeding arising by reason of the fact that any such person is or was a director or officer of the California Corporations. A director or officer includes any person who is serving at the request of the California Corporations as a director or officer of another corporation or enterprise or was a director or officer of a corporation that was a predecessor corporation of the California Corporations or of another enterprise at the request of such predecessor corporation. The California Corporations shall pay the expenses of such directors and officers incurred in defending any proceeding in advance of its final disposition to the maximum extent permitted by law.

        Article IV and X additionally provide that the California Corporations' Boards of Directors may either choose, or refuse, to indemnify or advance expenses to other agents of the corporation, except to the extent that indemnification is mandatory under California General Corporation Law.

        The above discussion of the By-Laws of the California Corporations and of the GCLC is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the GCLC.

California LLCs

        DIRECTV Operations, LLC ("DIRECTV Operations") is a limited liability company organized under the laws of the State of California.

        Section 17155 of the California Limited Liability Company Act ("CLLCA") provides that, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity. The CLLCA further provides that a limited liability company shall have power to purchase and maintain insurance on behalf of any manager, member, officer, employee or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person's status as a manager, member, officer, employee or agent of the limited liability company.

        Section 18 of the limited liability company agreement of DIRECTV Operations (the "LLC Agreement") provides that none of the member, any director, any officer or any respective affiliates (each, an "Indemnitee") shall be liable, in damages or otherwise, to DIRECTV Operations or the member for any act or omission performed or omitted to be performed pursuant to authority granted by the LLC Agreement, except if such act or omission results from such Indemnitee's own gross negligence, willful misconduct, criminal conduct, or material breach of the LLC Agreement. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of DIRECTV Operations, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of DIRECTV Operations, and (ii) the Indemnitee's conduct would entitle him to indemnification. DIRECTV Operations will pay expenses (including reasonable attorneys' fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by DIRECTV Operations as authorized in the LLC Agreement. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. DIRECTV Operations may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of the Delaware LLCs.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number    Description

Item 21.		Exhibits and Financial Statement Schedules.	Page Number
(a	)	Exhibits (Including Those Incorporated By Reference)
Exhibit No.	Description of Exhibit
3.1	Certificate of Formation of DIRECTV Holdings LLC dated as of June 11, 2002 (incorporated by reference to Exhibit 3.1 to the Co-Issuers' Registration Statement on Form S-4 (Registration File No. 333-106529), filed June 26, 2003 (the "2003 Form S-4").
3.2	Certificate of Incorporation of DIRECTV Financing Co., Inc. dated as of February 5, 2003 (incorporated by reference to Exhibit 3.2 to the 2003 Form S-4).
3.3	Articles of Incorporation of DIRECTV, Inc. dated as of July 13, 1992 (incorporated by reference to Exhibit 3.3 to to the 2003 Form S-4).
3.4	Certificate of Incorporation of DIRECTV Customer Services, Inc. dated as of April 12, 1999 (incorporated by reference to Exhibit 3.5 to to the 2003 Form S-4).
3.5	Certificate of Incorporation of DIRECTV Merchandising, Inc. dated as of January 23, 1995 (incorporated by reference to Exhibit 3.6 to to the 2003 Form S-4).
3.6	Certificate of Formation of DIRECTV Enterprises, LLC dated as of July 16, 2002 (incorporated by reference to Exhibit 3.7 to to the 2003 Form S-4).
3.7	Limited Liability Company Articles of Organization of DIRECTV Operations, LLC dated as of July 19, 2002 (incorporated by reference to Exhibit 3.8 to to the 2003 Form S-4).
3.8	Limited Liability Company Agreement of DIRECTV Holdings LLC dated as of June 11, 2002 (incorporated by reference to Exhibit 3. to to the 2003 Form S-4).

3.9	Bylaws of DIRECTV Financing Co., Inc. dated as of February 5, 2003 (incorporated by reference to Exhibit 3.10 to to the 2003 Form S-4).
3.10	Bylaws of DIRECTV, Inc. dated as of July 17, 1992 (incorporated by reference to Exhibit 3.11 to to the 2003 Form S-4).
3.11	Bylaws of DIRECTV Customer Services, Inc. dated as of April 26, 1999 (incorporated by reference to Exhibit 3.13 to to the 2003 Form S-4).
3.12	Bylaws of DIRECTV Merchandising, Inc. dated as of January 30, 1995 (incorporated by reference to Exhibit 3.14 to to the 2003 Form S-4).
3.13	Limited Liability Company Agreement of DIRECTV Enterprises, LLC dated as of July 16, 2002 (incorporated by reference to Exhibit 3.15 to to the 2003 Form S-4).
3.14	Limited Liability Company Operating Agreement of DIRECTV Operations, LLC dated as of October 28, 2002 (incorporated by reference to Exhibit 3.16 to to the 2003 Form S-4).
3.15	Certificate of Formation of DIRECTV Home Services, LLC, dated as of June 22, 2004.
3.16	Certificate of Incorporation of DIRECTV Programming Holdings I, Inc., dated as of December 27, 2004.
3.17	Certificate of Incorporation of DIRECTV Programming Holdings II, Inc., dated as of December 27, 2004.
3.18	Certificate of Incorporation of LABC Productions, Inc., filed March 18, 2005.
3.19	Limited Liability Company Operating Agreement of DIRECTV Home Services, LLC, dated as of June 22, 2004.
3.20	Bylaws of DIRECTV Programming Holdings I, Inc., dated as of December 28, 2005.
3.21	Bylaws of DIRECTV Programming Holdings II, Inc., dated as of December 28, 2005.
3.22	Bylaws of LABC Productions, Inc., dated as of March 18, 2005.
4.1
Indenture, dated as of June 15, 2005, by and among DIRECTV Holdings LLC, DIRECTV Financing Co, Inc., the Guarantors signatory thereto and The Bank of New York, as trustee (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Co-Issuers, filed on June 20, 2005 (the "June 20 Form 8-K").
4.2	Form of 6 3/8% Senior Notes due 2012 (included in Exhibit 4.1).
4.3
Registration Rights Agreement, dated of June 15, 2005, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., the Guarantors signatory thereto and the Initial Purchasers named therein (incorporated herein by reference to Exhibit 10.2 to the June 20 Form 8-K).
*5	Opinion of Weil, Gotshal & Manges LLP.
12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit 5).
24	Powers of Attorney (contained in signature pages).
*25	Form T-1 Statement of Eligibility and Qualification of Trustee.

*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Exchange Agent Agreement.

*
To be filed by amendment.

Item 22. Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrants hereby undertake that, for purpose of determining any liability under the Securities Act of 1993, each filing of any registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 24th day of August, 2005.

DIRECTV HOLDINGS LLC
By:	/s/ MICHAEL W. PALKOVIC

	Name:	Michael W. Palkovic
	Title:	Executive Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Hunter, Patrick T. Doyle or Keith U. Landenberger or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ CHASE CAREY Chase Carey	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2005
/s/ MICHAEL W. PALKOVIC Michael W. Palkovic	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	August 24, 2005
/s/ PATRICK T. DOYLE Patrick T. Doyle	Senior Vice President, Controller, Treasurer and Chief Accounting Officer (Principal Accounting Officer)	August 24, 2005
/s/ LARRY D. HUNTER Larry D. Hunter	Director	August 24, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 24th day of August, 2005.

DIRECTV FINANCING CO., INC.
By:	/s/ MICHAEL W. PALKOVIC

	Name:	Michael W. Palkovic
	Title:	Executive Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Hunter, or Keith U. Landenberger or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ CHASE CAREY Chase Carey	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2005
/s/ MICHAEL W. PALKOVIC Michael W. Palkovic	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 24, 2005
/s/ PATRICK T. DOYLE Patrick T. Doyle	Senior Vice President and Controller, (Principal Accounting Officer)	August 24, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 24th day of August, 2005.

The Guarantors Listed on Schedule A
By:	/s/ MICHAEL W. PALKOVIC

	Name:	Michael W. Palkovic
	Title:	Executive Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Hunter, or Keith U. Landenberger or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ CHASE CAREY Chase Carey	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2005
/s/ MICHAEL W. PALKOVIC Michael W. Palkovic	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 24, 2005
/s/ PATRICK T. DOYLE Patrick T. Doyle	Senior Vice President and Controller (Principal Accounting Officer)	August 24, 2005

SCHEDULE A

DIRECTV ENTERPRISES, LLC
DIRECTV CUSTOMER SERVICES, INC.
DIRECTV MERCHANDISING, INC.
DIRECTV OPERATIONS, LLC
DIRECTV, INC.
DIRECTV HOME SERVICES, LLC
DIRECTV PROGRAMMING HOLDINGS I, INC.
DIRECTV PROGRAMMING HOLDINGS II, INC.
LABC PRODUCTIONS, INC.

QuickLinks

Table of Additional Registrants(1)(2)
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INDUSTRY AND MARKET DATA
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
PROSPECTUS SUMMARY
Our Business
Our Key Strengths
Our Business Strategy
Certain Relationships and Related-Party Transactions
Recent Developments
Our Executive Offices
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Registered Notes
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
Risks Related to Our Business
Risks Related to the Notes
THE EXCHANGE OFFER
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF REGISTERED NOTES
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SCHEDULE A